SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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QUALCOMM INCORPORATED

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Dear Fellow Stockholders:

      You are cordially invited to attend our Company’s annual meeting on Tuesday, March 2, 2004, at the Copley Symphony Hall, 750 B Street, San Diego, California 92101. I invite you to join me at 8:30 a.m. local time for previewing product displays, and the meeting will begin promptly at 9:30 a.m. local time. In addition to the Election of four Class I Directors (Proposal 1) and Ratification of Independent Accountants (Proposal 3), there are two other substantive proposals on the agenda that I would like to highlight.

Proposal on Employee Compensation

      We believe that offering broad-based equity compensation programs is critical to attracting and retaining the finest people in our industry. Employees with a stake in the future success of our business become highly motivated to achieve long-term growth and increase stockholder value. The purpose of Proposal 2, which seeks to amend the 2001 Stock Option Plan, is to provide the Company with a sufficient share reserve to continue to provide new hires, employees and management for approximately the next two years with opportunities for equity ownership through our stock option program.

      Our Company’s philosophy on employee compensation is to provide employees with equity participation linked to long-term stock price performance, while being sensitive to the impact of this compensation on other stockholders. We do award stock options on merit broadly though the Company. Furthermore, stock options are a significant component of our long-term employee compensation, because we do not sponsor a defined-benefit pension plan and we do not include Company stock in our 401(k) plan. Over 99% of regular, full-time employees currently have stock options.

      Based on the 4-week moving average as of December 9, 2003, our Company’s stock price has increased at a compound annual growth rate of 36.6% versus 8.8% for the S&P 500 Index since the Company became publicly owned in December 1991. During the past 5 years, it has increased 48.5% compared to a negative 2.0% for the S&P 500 Index. For the past six years, QUALCOMM has been voted as “One of the 100 Best Companies To Work For In America” by Fortune Magazine. Over the same period, our stock price has significantly outperformed the S&P 500 Index and a peer companies index (see the Performance Graph on page 30 of the enclosed proxy statement). Our Company’s employee turnover rate (the annual loss of employees) is about one third that of other high technology companies according to Radford Surveys, a leading human resources survey company in the high-tech industry. We take great pride in these accomplishments and believe that our utilization of stock options contributed significantly to this success.

      For these reasons, I urge you to read the overview of the amendment to the 2001 Stock Option Plan on pages 10-15 and to support Proposal 2 on the agenda.

Proposal on Election of Board Members

      Proposal 4 was put forth by an individual stockholder and is NOT endorsed by our Company’s management or by our Board of Directors. The goal of this proposal is to change the Board election system of staggered three-year terms (approved by stockholders in 1993) to an annual election of all directors.

      We do not support this proposal because it could result in a sudden disruptive change in the composition of the Board and does not encourage potential acquirers to negotiate directly with the Board. The staggered system balances the need for new directors with the benefit of retaining experienced directors. It assures continuity in long-term strategic planning and participation by incumbent directors with in-depth knowledge of the Company.

      I urge you to vote against Proposal 4, which is detailed on pages 17-19 of this proxy statement.

Summary

      Your vote is very important to us. As our company’s largest individual stockholder, I urge you to vote “FOR” Proposal 1, Proposal 2, and Proposal 3 and “AGAINST” Proposal 4.

Please review the enclosed proxy materials carefully and send in your vote today.

Sincerely,

/s/ Irwin Mark Jacobs

Irwin Mark Jacobs
Chairman and Chief Executive Officer

5775 Morehouse Drive
San Diego, California 92121-1714

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On March 2, 2004

To the Stockholders of QUALCOMM Incorporated:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of QUALCOMM Incorporated, a Delaware corporation (the “Company”), will be held at Copley Symphony Hall, 750 B Street, San Diego, California 92101, on Tuesday, March 2, 2004 at 8:30 a.m. local time for previewing product displays, and 9:30 a.m. local time for the following purposes:

1.	To elect four Class I directors to hold office until the 2007 Annual Meeting of Stockholders.

2.	To approve an amendment to the Company’s 2001 Stock Option Plan to increase the aggregate number of shares of common stock authorized for issuance under such plan by 32,000,000 shares.

3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the Company’s fiscal year ending September 26, 2004.

4.	To act on a stockholder proposal, if properly presented at the annual meeting, which proposal is opposed by the Board.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The Board of Directors has fixed the close of business on January 2, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Irwin Mark Jacobs

Irwin Mark Jacobs
Chairman of the Board
and Chief Executive Officer

San Diego, California

January 9, 2004

How You Can Vote

      If you are a stockholder whose shares are registered in your name, you may vote your shares by one of the three following methods:

•	Vote by Internet, by going to the web address http://www.proxyvote.com and following the instructions for Internet voting shown on the enclosed proxy card.

•	Vote by Telephone, by dialing 1-800-690-6903 and following the instructions for telephone voting shown on the enclosed proxy card.

•	Vote by Proxy Card, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. If you vote by Internet or telephone, please do not mail your proxy card.

      If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.

PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING UNLESS YOU FIRST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

ELECTRONIC DELIVERY OF QUALCOMM STOCKHOLDER COMMUNICATIONS

We are pleased to offer to our stockholders the benefits and convenience of electronic delivery of annual meeting materials, including:

-	E-mail delivery of the proxy statement, annual report and related materials;

-	Stockholder voting on-line;

-	Reduction of the amount of bulky documents stockholders receive; and

-	Reduction of the Company’s printing and mailing costs associated with more traditional delivery methods.

      We encourage you to conserve natural resources, as well as to reduce printing and mailing costs, by signing up for electronic delivery of QUALCOMM stockholder communications.

      If a broker or other nominee holds your QUALCOMM shares and you would like to sign-up for electronic delivery, please visit www.icsdelivery.com/qcom/index.html to enroll. Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call QUALCOMM Investor Relations at 858-658-4813.

TABLE OF CONTENTS

PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 APPROVAL OF AMENDMENT TO INCREASE SHARE RESERVE OF THE 2001 STOCK OPTION PLAN BY 32,000,000 SHARES
PROPOSAL 3 RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
PROPOSAL 4 STOCKHOLDER PROPOSAL
OTHER MATTERS
APPENDIX A
QUALCOMM INCORPORATED 2001 STOCK OPTION PLAN
1. ESTABLISHMENT, PURPOSE AND TERM OF PLAN
2. DEFINITIONS AND CONSTRUCTION
3. ADMINISTRATION
4. SHARES SUBJECT TO PLAN
5. ELIGIBILITY AND OPTION LIMITATIONS
6. TERMS AND CONDITIONS OF OPTIONS
7. STANDARD FORMS OF AGREEMENTS
8. CHANGE IN CONTROL
9. TAX WITHHOLDING
10. COMPLIANCE WITH SECURITIES LAW
11. TERMINATION OR AMENDMENT OF PLAN
12. MISCELLANEOUS PROVISIONS
ADDENDUM TO THE QUALCOMM INCORPORATED 2001 STOCK OPTION PLAN WITH PROVISIONS APPLICABLE TO PERSONS SUBJECT TO THE LAWS OF THE REPUBLIC OF FRANCE
1. ELIGIBILITY FOR FRENCH OPTION
2. ADMINISTRATION
3. FRENCH OPTION PROVISIONS
4. ADJUSTMENTS UPON CHANGES IN STOCK
5. INTERPRETATION
6. GOVERNING LAW
7. ADOPTION

QUALCOMM INCORPORATED

5775 Morehouse Drive
San Diego, California 92121-1714

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
March 2, 2004

General

      The enclosed proxy is solicited on behalf of the Board of Directors of QUALCOMM Incorporated, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Tuesday, March 2, 2004, at 9:30 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Copley Symphony Hall, 750 B Street, San Diego, California 92101. The Company intends to mail this proxy statement and accompanying proxy card on or about January 9, 2004 to all stockholders entitled to vote at the Annual Meeting.

Voting Rights and Outstanding Shares

      Only holders of record of common stock at the close of business on January 2, 2004 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 803,499,094 shares of common stock.

      Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon. If no choice is indicated on the proxy, the shares will be voted in favor of Proposals 1, 2 and 3 and against Proposal 4 if it is properly brought before the meeting. With respect to the election of directors, stockholders may exercise cumulative voting rights. Under cumulative voting, each holder of common stock will be entitled to four votes for each share held. Each stockholder may give one candidate, who has been nominated prior to voting, all the votes such stockholder is entitled to cast or may distribute such votes among as many such candidates as such stockholder chooses. However, no stockholder will be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and at least one stockholder has given notice at the meeting, prior to the voting, of his or her intention to cumulate votes. Unless the proxy holders are otherwise instructed, stockholders, by means of the accompanying proxy, will grant the proxy holders discretionary authority to cumulate votes.

      All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Broker Non-Votes

      A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans.

Revocability of Proxies

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Corporate Secretary of the Company at the Company’s principal executive offices, 5775 Morehouse Drive, L-733G, San Diego, California 92121-1714, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Solicitation

      The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition, the Company has retained Morrow & Company to act as a proxy solicitor in conjunction with the meeting. The Company has agreed to pay that firm $12,500, plus reasonable out of pocket expenses, for proxy solicitation services. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Stockholder Proposals

      The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2005 Annual Meeting of Stockholders pursuant to Rule 14a-8, “Shareholder Proposals,” of the Securities and Exchange Commission (the “SEC”) is September 10, 2004. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is also September 10, 2004. Any such stockholder proposals must be submitted to the Company’s Corporate Secretary in writing at 5775 Morehouse Drive, L-733G, San Diego, California 92121-1714. Stockholders are also advised to review the Company’s Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. For further information regarding stockholder proposals see page 8.

Code of Ethics

      We have adopted a code of ethics that applies to all QUALCOMM employees, including employees of QUALCOMM subsidiaries, as well as each member of the Company’s Board of Directors. The code of ethics is available at the Company’s website at <http://www.qualcomm.com/IR/docs/codeofethics.pdf>.

PROPOSAL 1

ELECTION OF DIRECTORS

      The Company’s Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, with each class having a three-year term. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors, each class consisting, as nearly as possible, of one-third the total number of directors. Vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes may be filled by either the affirmative vote of the holders of a majority of the then-outstanding shares of common stock or by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors may, unless the Board of Directors determines otherwise, be filled only by the affirmative vote of the directors then in office, even if less than a quorum of the Board of Directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

      The Company’s Restated Certificate of Incorporation provides that the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. The authorized number of directors is currently set at 13, with one vacancy in Class II. Four seats on the Board of Directors, currently held by Adelia A. Coffman, Raymond V. Dittamore, Irwin Mark Jacobs and Richard Sulpizio have been designated as Class I Board seats, with the term of the directors occupying such seats expiring as of the Annual Meeting. Ms. Coffman, Messrs. Dittamore and Sulpizio and Dr. Jacobs will stand for re-election at this Annual Meeting.

      Ms. Coffman, Dr. Jacobs and Mr. Sulpizio are currently Board members of the Company previously elected by the stockholders. Mr. Dittamore was appointed by the Board of Directors in December 2002 to fill the vacancy created by the resignation of a former director. If elected at the Annual Meeting, each of the four nominees would serve until the 2007 Annual Meeting and until his or her successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

      If a quorum is present and no stockholder has exercised cumulative voting rights, the directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Abstentions and broker non-votes have no effect on the vote. If a stockholder has exercised cumulative voting rights, the four candidates receiving the highest number of affirmative votes of the shares of common stock entitled to be voted for such directors will be elected directors of the Company. Shares of common stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares of common stock will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve.

      The following table sets forth, for our current directors, including the Class I nominees to be elected at this meeting, information with respect to their ages and background.

	Position With QUALCOMM		Director
Name	Incorporated	Age	Since

Class I directors nominated for election at the 2004 Annual Meeting of Stockholders:
Adelia A. Coffman	Director	51	1992
Raymond V. Dittamore	Director	60	2002
Irwin Mark Jacobs	Chairman of the Board, and Chief Executive Officer	70	1985
Richard Sulpizio	Director	54	2000

Class II directors whose terms expire at the 2005 Annual Meeting of Stockholders:
Robert E. Kahn	Director	65	1997
Duane A. Nelles	Director	60	1988
Frank Savage	Director	65	1996
Brent Scowcroft	Director	78	1994

Class III directors whose terms expire at the 2006 Annual Meeting of Stockholders:
Richard C. Atkinson	Director	74	1991
Diana Lady Dougan	Director	61	1998
Peter M. Sacerdote	Director	66	1989
Marc I. Stern	Director	59	1994

      Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2007 Annual Meeting

ADELIA A. COFFMAN

      Adelia A. Coffman, age 51, one of the founders of the Company, has served as a Director of the Company from July 1985 to February 1989 and since January 1992. Ms. Coffman also served as chief financial officer of the Company from July 1985 until April 1994 and held the titles of vice president and senior vice president at the Company during that time. Ms. Coffman currently provides financial consulting services; is active in a real estate investment and development company of which she is an owner; and is an owner of Medford Air Service LLC which is a fixed base operation at the Rogue Valley International Airport — Medford. From July 1970 until July 1985, Ms. Coffman held various positions at LINKABIT and M/A-COM LINKABIT. Prior to joining the Company, Ms. Coffman was controller of M/A-COM LINKABIT. Ms. Coffman received her B.S. degree in business from San Diego State University.

RAYMOND V. DITTAMORE

      Raymond V. Dittamore, age 60, has served as a Director of the Company since December 2002. Mr. Dittamore is a retired audit partner of Ernst & Young LLP, an international public accounting firm. Mr. Dittamore retired in 2001 after 35 years of service with that firm, including 14 years as the managing partner of the firm’s San Diego office. Mr. Dittamore is a director of Invitrogen Corporation, Gen-Probe Incorporated and Applied Molecular Evolution. Mr. Dittamore received his B.S. from San Diego State University.

IRWIN MARK JACOBS

      Irwin Mark Jacobs, age 70, one of the founders of the Company, has served as Chairman of the Board of Directors and chief executive officer of the Company since it began operations in July 1985. He served as the Company’s president prior to May 1992. Before joining the Company, Dr. Jacobs was executive vice president and a director of M/A-COM. From October 1968 to April 1985, Dr. Jacobs held various executive positions at LINKABIT (M/A-COM LINKABIT after August 1980), a company he co-founded. During most of his period of service with LINKABIT, Dr. Jacobs was chairman, president and chief executive officer and was at all times a director. Dr. Jacobs received his B.E.E. degree from Cornell University and his M.S. and Sc.D. degrees from the Massachusetts Institute of Technology. Dr. Jacobs is a member of the National Academy of Engineering and the American Academy of Arts and Sciences and was awarded the National Medal of Technology in 1994.

RICHARD SULPIZIO

      Richard Sulpizio, age 54, has served as a Director of the Company since December 2000. He served as president of QUALCOMM China from May 2002 to March 2003, served as president of the Company from July 1998 to July 2001 and served as the Company’s chief operating officer from 1995 to July 2001. Mr. Sulpizio was president of QUALCOMM Wireless Business Solutions (formerly QUALCOMM OmniTRACS Division) from February 1994 to August 1995. Prior to his assignment in the OmniTRACS division, he held the position of chief operating officer from May 1992 to February 1994. Mr. Sulpizio joined the Company in May 1991 as vice president, Information Systems and was promoted to senior vice president in September 1991. Prior to joining the Company, Mr. Sulpizio spent eight years with Unisys Corporation, a diversified computer and electronics company. Mr. Sulpizio holds a B.A. degree from California State University, Los Angeles and an M.S. degree in systems management from the University of Southern California.

Required Vote and Board of Directors Recommendation

      If a quorum is present and voting, the four nominees for Class I director receiving the highest number of votes will be elected as Class I directors. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2005 Annual Meeting

ROBERT E. KAHN

      Robert E. Kahn, age 65, became a Director of the Company in February 1997. Dr. Kahn is chairman, chief executive officer and president of the Corporation for National Research Initiatives (CNRI), which he founded in 1986. From 1972 to 1985, Dr. Kahn was employed at the U.S. Defense Advanced Research Projects Agency, where his last position was director of the Information Processing Techniques Office. From 1966 to 1972, Dr. Kahn was a senior scientist with Bolt Beranek and Newman, where he was responsible for the system design of the Arpanet, the first packet switched network. Dr. Kahn received numerous awards for his pioneering work on the Internet for which he received the 1997 National Medal of Technology. Dr. Kahn received a B.E.E. degree from the City College of New York and M.A. and Ph.D. degrees from Princeton University. Dr. Kahn holds numerous honorary degrees and is a member of the National Academy of Engineering.

DUANE A. NELLES

      Duane A. Nelles, age 60, a certified public accountant, became a Director of the Company in August 1988. Mr. Nelles has been in the personal investment business since 1987. Prior to that time, Mr. Nelles was a partner in the international public accounting firm of Coopers & Lybrand, LLP, which he joined in 1968. Mr. Nelles is also a director of WFS Financial Inc., an automotive finance company, and Westcorp Inc., a diversified financial services holding company. He received his M.B.A. degree from the University of Michigan.

FRANK SAVAGE

      Frank Savage, age 65, became a Director of the Company in February 1996. He is chairman and chief executive officer of Savage Holdings LLC, a global financial services company focusing on private equity and investment advisory services. He served as senior vice president of The Equitable Life Assurance Society of the United States from February 1988 until March 1996. Mr. Savage served as a director of Lyondell Chemical Company from October 1998 to May 2000, as chairman of Alliance Capital Management International from July 1993 to August 2001 and as a director of Enron Corporation from October 1999 to March 2002. Mr. Savage is a director of Lockheed Martin Corporation, an aero-technology corporation, Alliance Capital Management Corporation, an investment management subsidiary of AXA Financial Inc., and The Johns Hopkins University and is the Chairman of the Board of Trustees of Howard University. He received a B.A. degree from Howard University in 1962, an M.A. degree from The Johns Hopkins University Nitze School of Advanced International Studies in 1968 and an honorary doctorate degree in humane letters from Hofstra University.

BRENT SCOWCROFT

      Brent Scowcroft, age 78, became a Director of the Company in December 1994. General Scowcroft is the president of The Scowcroft Group, Inc., an international business consulting firm he founded in June 1994. General Scowcroft is also the president of the Forum for International Policy, a non-profit organization that he founded in 1993 that promotes American leadership and foreign policy. General Scowcroft served as assistant to the president for national security affairs for President George Bush from January 1989 until January 1993; he also held that position for President Ford during his term. A retired U.S. Air Force lieutenant general, General Scowcroft served in numerous national security posts in the Pentagon and the White House prior to his appointments as assistant to the president for national security affairs. General Scowcroft received his B.S. degree from West Point and M.A. and Ph.D. degrees from Columbia University and holds numerous honorary degrees.

Directors Continuing in Office Until the 2006 Annual Meeting

RICHARD C. ATKINSON

      Richard C. Atkinson, age 74, became a Director of the Company in January 1991. Dr. Atkinson served as the president of the University of California from 1995 to 2003 and is now President Emeritus. Prior to that time, he served as chancellor of the University of California at San Diego from 1980 to 1995. Dr. Atkinson joined the board of directors of Cubic Corporation, a high-tech electronic company, in May 1999. Dr. Atkinson is a former director of the National Science Foundation, past president of the American Association for the Advancement of Science and former chair of the Association of American Universities. Dr. Atkinson is one of the founders of Computer Curriculum Corporation. Dr. Atkinson is a member of the National Academy of Sciences, the Institute of Medicine, the National Academy of Education and the American Philosophical Society. Dr. Atkinson holds a Ph.D. degree from Indiana University and a Ph.B. degree from the University of Chicago.

DIANA LADY DOUGAN

      Diana Lady Dougan, age 61, became a Director of the Company in December 1998. Ambassador Dougan is chairwoman of the Cyber Century Forum and senior advisor and international communications studies chair of the Center for Strategic and International Studies. Ambassador Dougan has served in senior policy and management positions for more than three decades, including appointments by both Republican and Democratic presidents in senate-confirmed positions. From 1982 to 1988, as the first statutory U.S. coordinator for International Communications and Information Policy, Ambassador Dougan spearheaded international negotiations and policies involving telecom, broadcast and information technology services on behalf of 14 federal agencies and served administratively as assistant secretary of state and holds the permanent rank of ambassador. Early in her career, Ambassador Dougan was the first CATV marketing director for Time, Inc. and an award-winning TV producer. Ambassador Dougan serves on a diversity of technology and public policy related boards including co-chair of the Center for Information Infrastructure and Economic Development under the auspices of the Chinese Academy of Social Sciences. In addition to earning undergraduate degrees in Industrial Psychology and English from the University of Maryland, Ambassador Dougan’s studies also include Economics at the University of Utah and the Advanced Management Program at Harvard University.

PETER M. SACERDOTE

      Peter M. Sacerdote, age 66, became a Director of the Company in October 1989. Mr. Sacerdote has been an advisory director of Goldman, Sachs & Co. since May 1999 where he also serves as chairman of the Investment Committee of its Principal Investment Area. In the five years prior to that time, he served as a limited partner of Goldman, Sachs Group, L.P. Mr. Sacerdote also serves as a director of Franklin Resources, Inc., a mutual fund management company and Hexcel Corporation, a materials manufacturer. Mr. Sacerdote received his B.E.E. degree from Cornell University and an M.B.A. degree from the Harvard Graduate School of Business Administration.

MARC I. STERN

      Marc I. Stern, age 59, became a Director of the Company in February 1994. Mr. Stern has been with The TCW Group, Inc., an asset management firm, since 1990 and has served as its president since 1992. From 1988 to 1990, Mr. Stern served as president and a director of SunAmerica, Inc., a financial services company. Prior to joining SunAmerica, Mr. Stern was managing director and chief administrative officer of The Henley Group, Inc., a diversified manufacturing company, and prior to that Mr. Stern was senior vice president of Allied-Signal Inc., a diversified manufacturing company. Mr. Stern is chairman of TCW Galileo Funds, Inc., a registered investment company. Mr. Stern received a B.A. degree from Dickinson College, an M.A. degree from the Columbia University Graduate School of Public Law and Government and a J.D. degree from the Columbia University School of Law.

Board Committees and Meetings

      During the fiscal year ended September 28, 2003, the Board of Directors held eight meetings. The Board currently has an Audit Committee, a Compensation Committee, a Governance Committee, a Finance Committee and a Strategic Committee. Committee assignments are re-evaluated annually and approved by the Board at its annual meeting that follows the annual meeting of stockholders in February or March of each year.

      The Audit Committee meets at least quarterly with the Company’s management and independent accountants to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, select and engage the independent accountants, assess the adequacy of the Company’s staff, management performance and procedures in connection with financial controls and receive and consider the accountants’ comments as to internal controls. The Audit Committee acts pursuant to a written charter adopted by the Board. As of the beginning of fiscal 2003, the Audit Committee was composed of Messrs. Nelles (Committee Chairman) and Katzin, and Ms. Coffman, and met three times during such fiscal year. Effective February 11, 2003, Mr. Katzin resigned from the Board. Five additional Audit Committee meetings were conducted after his resignation during fiscal 2003, at which time the Audit Committee was composed of Messrs. Nelles (Committee Chairman) and Dittamore, Dr. Atkinson and Ms. Coffman. The Audit Committee has determined that Ms. Coffman and Messrs. Dittamore and Nelles are audit committee financial experts, within the meaning of Rule 4350 of the National Association of Securities Dealers, Inc. (the “NASD”). All of the members of the Audit Committee are independent directors within the meaning of Rule 4200 of the NASD.

      The Compensation Committee makes recommendations concerning salaries and incentive compensation, administers and approves stock offerings under the Company’s 1996 Non-Qualified Employee Stock Purchase Plan and the 2001 Employee Stock Purchase Plan (collectively, the “Employee Stock Purchase Plans”), administers the Company’s 1991 Stock Option Plan and 2001 Stock Option Plan (collectively, the “Stock Option Plans”) and otherwise determines compensation levels for the Chief Executive Officer, the Named Executive Officers (as listed in the Summary Compensation Table), the directors and other key employees and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee acts pursuant to a written charter adopted by the Board. As of the beginning of fiscal 2003, the Compensation Committee was composed of Messrs. Katzin (Committee Chairman), Nelles and Stern, and Ambassador Dougan, and met four times during such fiscal year. Effective February 11, 2003, Mr. Katzin resigned from the Board. Two additional Compensation Committee meetings were conducted after his resignation during fiscal 2003, at which time the Compensation Committee was composed of Ms. Coffman (Committee Chairman), Dr. Atkinson, and Messrs. Dittamore and Stern. All of the members of the Compensation Committee are independent directors within the meaning of Rule 4200 of the NASD.

      The Governance Committee reviews, approves and oversees various corporate governance related policies and procedures applicable to the Company. The Committee also reviews and evaluates the effectiveness of the Company’s executive development and succession planning processes, as well as providing active leadership and oversight of these processes. In addition, the Committee evaluates and recommends nominees for membership on the Company’s Board of Directors and its committees. The Governance Committee acts pursuant to a written charter adopted by the Board.

      At the beginning of fiscal 2003, the Board had two separate committees, the Corporate Governance Committee and the Nominating Committee. The Corporate Governance Committee at that time was composed of Messrs. Stern (Committee Chairman), Katzin, Nelles, and Sacerdote and Dr. Kahn, and met six times. The Nominating Committee at that time was composed of Dr. Kahn, Messrs. Katzin, Nelles and Savage and General Scowcroft, and met one time. Effective February 11, 2003, Mr. Katzin resigned from the Board and the Corporate Governance Committee and the Nominating Committee were combined. The combined committee, now known as the Governance Committee, is composed of Mr. Stern (Committee Chairman), Dr. Kahn, Messrs. Nelles and Sacerdote, and General Scowcroft. The newly created Governance Committee met six additional times in fiscal 2003. All of the members of the Governance Committee are independent directors within the meaning of Rule 4200 of the NASD.

      As indicated above, nominating functions are handled by the Governance Committee pursuant to paragraphs 8-12 of its charter. The charter is available at the Company’s website at <http://www.qualcomm.com/IR/docs/gov comm charter092203.pdf>.

      The Company’s Bylaws contain provisions which address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at the Company’s Annual Meeting of Stockholders. Historically, the Company has not had a formal policy concerning stockholder recommendations to the Governance Committee (or its predecessors). To date, the Company has not received any recommendations from stockholders requesting that the Governance Committee (or any predecessor) consider a candidate for inclusion among the Committee’s slate of nominees in the Company’s proxy statement. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received. The Governance Committee will consider this matter fully during the upcoming year with a view to adopting and publishing a policy on stockholder recommendations for director nominees prior to the 2005 Annual Meeting of Stockholders.

      In evaluating director nominees, the Governance Committee considers the following factors:

•	the appropriate size of the Company’s Board of Directors;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with national and international business matters;

•	experience in political affairs;

•	experience with accounting rules and practices;

•	appreciation of the relationship of the Company’s business to the changing needs of society; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

      The Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so the Governance Committee also considers candidates with appropriate non-business backgrounds.

      Other than the foregoing there are no stated minimum criteria for director nominees, although the Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Governance Committee does, however, believe it appropriate for at least one, and, preferably, several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under NASDAQ rules. The Governance Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board.

      The Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Governance Committee or the Board decides not to re-nominate a member for re-election, the Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance Committee and Board of Directors are polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify qualified individuals. To date, the Company has not engaged third parties to identify or evaluate or assist in identifying potential nominees, although the Company reserves the right in the future to retain a third party search firm, if necessary.

      Historically, the Company has not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Nevertheless, during the upcoming year the Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to the Company’s website.

      Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s Annual Meeting of Stockholders, it encourages directors to attend and historically more than a majority have done so. For example, 92% and 100% of the directors attended the 2002 and 2003 Annual Meetings, respectively. The Governance Committee will give consideration during the upcoming year of formalizing this excellent attendance record into a formal policy, so as to maximize attendance by directors, taking into account the directors’ schedules and the timing requirements of applicable law.

      The Finance Committee reviews the Company’s financial position, cash management and major strategic investment decisions. As of the beginning of fiscal 2003, the Finance Committee was composed of Messrs. Sacerdote (Committee Chairman), Savage and Stern, and Ambassador Dougan and met two times during such fiscal year. In February 2003, Mr. Sulpizio joined the Finance Committee, replacing Mr. Stern. Four additional Finance Committee meetings were conducted during fiscal 2003.

      The Strategic Committee monitors the development and implementation of the Company’s business and research and development strategies. It works with management in identifying and developing Board focus on issues and recommendations which will further the Company’s long and short term strategic planning. The Strategic Committee, which during fiscal 2003 was composed of Ambassador Dougan (Committee Chairman), Drs. Jacobs and Kahn, Messrs. Savage and Sulpizio and General Scowcroft, met twice during such fiscal year.

      At the beginning of fiscal 2003, the Board had a Stock Option Committee that administered and awarded stock options to employees and consultants (other than with respect to directors and officers of the Company) under the Company’s Stock Option Plans. The Stock Option Committee was composed of Ms. Coffman (Committee Chair), Messrs. Nelles and Sulpizio and Dr. Jacobs, and met only once during fiscal 2003. In February 2003, the Board dissolved the Stock Option Committee. The Board, on December 1, 2003, amended the Company’s 2001 Stock Option Plan so as to transfer from the Board to the Compensation Committee the sole and exclusive authority for the administration of the 2001 Stock Option Plan. The Compensation Committee has delegated the authority to award stock options to employees and consultants (other than with respect to directors and executive officers of the Company), subject to certain guidelines approved by the Compensation Committee, under the Company’s Stock Option Plans to a Management Stock Option Committee consisting of three executive officers of the Company. The Management Stock Option Committee reports back to the Compensation Committee on a regular basis with respect to its actions taken and awards granted.

      During the fiscal year ended September 28, 2003, with the exception of Mr. Savage, each Board member attended at least 75% of the aggregate of the meetings of the Board, and of the Committees on which he or she served, held during the period for which he or she was a Board or Committee member, respectively.

      The Board has determined that, except as noted below, all of the members of the Board are “independent directors” within the meaning of Rule 4200 of the NASD.

      Dr. Irwin Jacobs is not considered independent because he is an executive officer of the Company. In addition, his son Dr. Paul Jacobs is the Group President of QUALCOMM Wireless and Internet Group, and his son Mr. Jeffrey Jacobs is the President of QUALCOMM Global Development. Mr. Richard Sulpizio is not considered independent because he was the president of QUALCOMM China within the last three years.

PROPOSAL 2

APPROVAL OF AMENDMENT TO INCREASE SHARE RESERVE

OF THE 2001 STOCK OPTION PLAN BY 32,000,000 SHARES

      In February 2001, the Board of Directors adopted, and the stockholders subsequently approved, the Company’s 2001 Stock Option Plan (the “2001 Option Plan”). As of December 19, 2003, there were 2,063,370 shares of our common stock available for issuance under the 2001 Option Plan.

      The Company’s management, Board and Compensation Committee believe that stock options are a key aspect of the Company’s ability to attract and retain qualified personnel in the face of high demand for qualified personnel and particularly for engineers skilled in CDMA technology and in integrated circuit design. The Board, upon the recommendation of the Compensation Committee, has approved an amendment to increase the aggregate number of shares of common stock authorized for issuance under the 2001 Option Plan by 32,000,000 shares, subject to stockholder approval, in order to ensure that the Company for a period of approximately two years, based on current business plans, is able to continue to grant stock options to employees and consultants at levels determined appropriate by the Compensation Committee. In the event that this Proposal 2 is not approved by the stockholders, and as a consequence the Company is unable to continue to grant options at competitive levels, the Company’s management believes that it will negatively affect the Company’s ability to meet its needs for highly qualified personnel and its ability to manage future growth. Without these additional shares, management expects that the current shares available for grant under the 2001 Option Plan will not be sufficient to maintain our option grant practices after March 2004.

      The Compensation Committee has the sole and exclusive discretion to administer the 2001 Option Plan and to determine the number of options to be granted thereunder, subject to an annual limitation on the total number of options that may be granted to any employee. Details are presented in the Summary Compensation Table regarding stock options granted during the last three years to each of the Named Executive Officers.

      The key features of the 2001 Option Plan, as amended, and other significant historical option grant information has been highlighted below:

•	All options are granted under plans which have been approved by the Company’s stockholders;

•	The 2001 Option Plan is administered exclusively by our Compensation Committee, which is composed entirely of independent directors;

•	The 2001 Option Plan requires, and all options outstanding have, an exercise price not less than the fair market value of a share of Common Stock on the date of grant;

•	The 2001 Option Plan requires that each newly granted option not become 100% vested until a date at least three years after the date of grant, although our general practice has been to vest 100% five years after the date of grant;

•	The 2001 Option Plan prohibits the repricing of any outstanding option unless approved by the Company’s stockholders;

•	The 2001 Option Plan authorizes only the grant of options;

•	The 2001 Option Plan does not include any automatic share reserve increase provision (i.e., an evergreen provision); and

•	The Company’s options granted in a given year expressed as a percentage of Company’s shares outstanding (“burn rate”), for fiscal year 2003 was 2.1%.

Additional information about the 2001 Option Plan, as amended, has been provided below, however the following summary of the 2001 Option Plan is qualified in its entirety by the specific language of the 2001 Option Plan, a copy of which is available to any stockholder upon request.

General

      The 2001 Option Plan provides for the grant of both incentive and nonstatutory stock options. Incentive stock options granted under the 2001 Option Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Nonstatutory stock options granted under the 2001 Option Plan are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” for a discussion of the tax treatment of incentive and nonstatutory stock options.

Purpose

      The purpose of the 2001 Option Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract and retain persons eligible to receive options under the 2001 Option Plan and by motivating such persons to contribute to the growth and profitability of the Company.

Administration

      The 2001 Option Plan is administered by the Compensation Committee and its designees. The Compensation Committee has the power to construe and interpret the 2001 Option Plan and, subject to the provisions of the 2001 Option Plan, to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration to be paid upon exercise of an option, and other terms of the option. The Compensation Committee has delegated administration of the 2001 Option Plan to the Management Stock Option Committee with respect to option grants to persons other than directors and corporate officers of the Company. As used herein with respect to the 2001 Option Plan, the “Compensation Committee” refers to the Management Stock Option Committee, as well as to the Compensation Committee itself.

Stock Subject to the 2001 Option Plan

      The share reserve under the 2001 Option Plan, prior to this requested share reserve increase, was 159,540,517, of which 2,063,370 are available for grant as of December 19, 2003. However, the actual number of shares available for grant under the 2001 Option Plan has been, at all times, automatically reduced by the number of shares of common stock subject to any outstanding option under the Company’s 1991 Stock Option Plan (the “1991 Option Plan”). If options granted under either 1991 Option Plan or the 2001 Option Plan expire, are cancelled or otherwise terminate without being exercised, the shares of common stock subject to such expired, cancelled or terminated options will then become available for grant again under the 2001 Option Plan.

Eligibility

      Nonstatutory stock options may be granted only to employees, directors and consultants of the Company, or certain related entities or designated affiliates. An incentive stock option can only be granted to a person who, on the effective date of grant, is an employee of the Company, a parent corporation or a subsidiary corporation. Any person who is not an employee on the effective date of grant will be granted only a nonstatutory stock option. As of December 19, 2003, approximately 6,002 persons would have been eligible to receive grants under the 2001 Option Plan.

      No incentive stock options may be granted under the 2001 Option Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company, or any of its parent or subsidiary corporations, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options granted under the 2001 Option Plan are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its parent and subsidiary corporations) may not exceed $100,000.

Terms of Options

      The following is a description of the permissible terms of options under the 2001 Option Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

      Exercise Price; Payment. The exercise price of all options under the 2001 Option Plan may not be less than the fair market value of the common stock subject to the option on the date of the option grant, and in the case of some incentive stock options (see “Eligibility” above), may not be less than 110% of such fair market value. At December 19, 2003, the closing price of the Company’s common stock as reported on the Nasdaq National Market was $51.03 per share. The exercise price of options granted under the 2001 Option Plan must be paid: (i) in cash, by check or cash equivalent, (ii) by tender to the Company, or attestation to the ownership of shares of common stock of the Company owned by the optionee having a fair market value not less than the exercise price, (iii) pursuant to Regulation T (“cashless exercise”), (iv) for optionees who are employees, and to the extent permitted by applicable law and in the Company’s sole and absolute discretion, by delivery of a promissory note, (v) in any other form of legal consideration acceptable to the Board, or (vi) any combination of the above.

      Prohibition of Option Repricing. The 2001 Option Plan has been amended so as to expressly provide that, without the approval of a majority of votes cast in person or by proxy at a meeting of stockholders, the Company may not provide for either the cancellation of outstanding options in exchange for the grant of new options at a lower exercise price or the amendment of outstanding options to reduce the exercise price.

      Option Exercise. Options granted under the 2001 Option Plan may become exercisable (“vest”) in cumulative increments as determined by the Compensation Committee. However, no option shall, unless otherwise provided by the 2001 Option Plan in very limited circumstances (e.g., change in control, or certain involuntary terminations), become 100% vested in a period of less than three years after the grant of such option. Options granted under the 2001 Option Plan generally are subject to vesting over a five-year period, with a specified percentage of each option vesting after a designated waiting period and on a monthly basis thereafter, provided that the optionee’s employment by, or service as a director or consultant to the Company or certain related entities or designated affiliates (“service”) continues from the date of grant until the applicable vesting date. Shares covered by options granted in the future under the 2001 Option Plan may however be subject to different vesting terms. The Compensation Committee has the power to accelerate the time during which an option may be exercised. In addition, options granted under the 2001 Option Plan may permit exercise prior to vesting, which is commonly referred to as an “early exercise” feature, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase unvested shares acquired pursuant to such option at their original exercise price in the event that the optionee’s service terminates.

      Term. The maximum term of options under the 2001 Option Plan is ten years, except that in certain cases (see “Eligibility” above) the maximum term is five years. The 2001 Option Plan provides for earlier termination of an option due to the optionee’s cessation of service. Options under the 2001 Option Plan generally will terminate 30 days after the optionee’s cessation of service. However, in the event the optionee’s continuous service terminates due to the optionee’s “Disability” (as defined in the 2001 Option Plan), then the option shall continue under its original terms for the period of such disability, and the optionee may exercise any of the vested portion of the option at any time during the period of disability. If the optionee’s continuous service terminates due to the death of the optionee or due to the optionee’s disability and such termination due to disability is followed by the death of the optionee, then the exercisability and vesting of the option shall be accelerated in full as of the date of death of the optionee, and the option shall be exercisable for a period of 12 months from the date of the optionee’s death. If the optionee’s continuous service terminates due to Retirement (as defined in the 2001 Option Plan), then, to the extent vested, the option shall be exercisable for a period of 12 months from the date of the optionee’s retirement. If the optionee’s continuous service terminates due to a Layoff (as defined in the 2001 Option Plan), constructive termination, death or disability), then subject to the optionee’s execution of a release of claims, the exercisability and vesting of the option shall be accelerated effective as of the date of termination by 10% of the otherwise unvested portion of the option on such termination date, and the optionee shall have six months from the date of termination to exercise the option, subject to certain conditions as set forth in the 2001 Option Plan. If the optionee’s continuous service terminates due to a transfer, at the request of the Company, to an entity in which the Company has an ownership interest and which the Compensation Committee has designated as a “Non-Control Affiliate,” then, subject to the optionee’s execution of a release of claims, to the extent vested, the option shall be exercisable for a period of 12 months from the date of such transfer. If, following a Change in Control (as defined below) the optionee’s continuous service is involuntarily terminated without Cause (as defined in the 2001 Option Plan), or the optionee resigns for “Good Reason” (as defined in the 2001 Option Plan) within 24 months of such a Change in Control, then the exercisability and vesting of the option shall be accelerated effective as of the date of termination, and the optionee may exercise the option for a period of six months from the termination date. In no event, however, may an option be exercised later than the date of the expiration of the option’s term as set forth in the optionee’s stock option agreement.

      Change in Control. The 2001 Option Plan defines a “Change in Control” of the Company as any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the event, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the stock of the Company, its successor or the corporation to which the assets of the Company were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company’s voting stock; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

Restrictions on Transfer

      Incentive stock options granted under the 2001 Option Plan may not be transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the person to whom the option is granted only by such person. A nonstatutory stock option is not transferable in any manner other than (i) by will or by the laws of descent and distribution, (ii) by written designation of a beneficiary taking effect upon the death of the optionee, (iii) by delivering written notice to the Company that the optionee will be gifting vested nonstatutory stock options to certain family members or other specific entities controlled by or for the benefit of such family members, and such other transferees as the Compensation Committee may approve.

Effect of Certain Corporate Events

      In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments will be made in the number and class of shares subject to the 2001 Option Plan and to any outstanding options, in the Section 162(m) grant limit (see “Federal Income Tax Information — Potential Limitation on Company Deductions,” below), and in the exercise price per share of any outstanding options. Any fractional share resulting from an adjustment will be rounded down to the nearest whole number, and at no time will the exercise price of any option be decreased to an amount less than par value of the stock subject to the option.

      If a Change in Control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume the Company’s rights and obligations under the outstanding options or substitute substantially equivalent options for such corporation’s stock. However, if an outstanding option is not assumed or replaced, the 2001 Option Plan provides that the vesting and exercisability of the option shall be accelerated, effective 10 days prior to the Change in Control. Options that are not assumed, replaced or exercised prior to the Change in Control will terminate. The acceleration of an award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

Duration, Amendment and Termination

      The Compensation Committee may amend or terminate the 2001 Option Plan at any time. This Plan does not have an expiration date, however, incentive stock options may not be granted under the Plan after December 10, 2010.

      The Compensation Committee may also amend the 2001 Option Plan at any time or from time to time. However, no amendment authorized by the Compensation Committee will be effective unless approved by the stockholders of the Company if the amendment would: (i) increase the number of shares reserved for options under the 2001 Option Plan; (ii) change the class of persons eligible to receive incentive stock options; (iii) modify the 2001 Option Plan in any other way if such modification requires stockholder approval under applicable law, regulation or rule; or (iv) reprice any outstanding option by either amendment or cancellation and regrant of a new lower priced option.

Federal Income Tax Information

      Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option. Optionees who do not dispose of their shares for two years following the date the incentive stock option was granted or within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies both such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares either within two years after the date of grant or within one year from the date of exercise (referred to as a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

      Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally does not recognize taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant.

      Potential Limitation on Company Deductions. Code Section 162(m) denies a deduction to the Company for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with applicable regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that: (a) either (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, (ii) the per-employee limitation is approved by the stockholders, (iii) the option is granted by a Compensation Committee, or a subcommittee of the Compensation Committee, comprised solely of “outside directors” (as defined in Section 162(m)) and (iv) the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (b) the option is granted by a Compensation Committee, or a subcommittee of the Compensation Committee, comprised solely of outside directors and is granted (or exercisable) only upon the achievement (as certified in writing by the Compensation Committee) of an objective performance goal established by the Compensation Committee while the outcome is substantially uncertain and approved by the stockholders.

      For the aforementioned reasons, the Company’s 2001 Option Plan provides for an annual per employee limitation as required under Section 162(m) and the Company’s Compensation Committee, or a subcommittee of the Compensation Committee, is comprised solely of outside directors. Accordingly, options granted by the Compensation Committee, or a subcommittee of the Compensation Committee, will qualify as performance-based compensation.

      Other Tax Consequences. The foregoing discussion is intended to be a general summary only of the federal income tax aspects of options granted under the 2001 Option Plan; tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the 2001 Option Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

Required Vote and Board of Directors Recommendation

      The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to approve the amendment to the 2001 Option Plan. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

      Should such stockholder approval not be obtained, then the 32,000,000 share increase, which is the subject of this proposal, will not be implemented and no additional stock options will be granted on the basis of such increase. However, the 2001 Option Plan will remain in effect, and stock option grants may continue to be made pursuant to the provisions of the 2001 Option Plan until the share reserve is depleted.

      The Board believes that the proposed amendment to the 2001 Option Plan is in the best interests of the Company and its stockholders for the reasons stated above. THEREFORE, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 2001 OPTION PLAN.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

      The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending September 26, 2004 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since the Company commenced operations in 1985. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

FEES PAID TO PRICEWATERHOUSECOOPERS LLP

Audit and Non-Audit Fees

      The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended September 28, 2003 and September 29, 2002 and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods. Certain amounts for 2002 have been reclassified to conform to the 2003 presentation.

	Fiscal 2003	Fiscal 2002

Audit Fees(1)	$1,960,000	$1,068,000
Audit Related Fees(2)	1,298,000	1,075,000
Tax Fees(3)	509,000	1,041,000
All Other Fees(4)	31,000	2,098,000

Total	$3,798,000	$5,282,000

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” This category includes fees related to field verification of royalties from licensees, employee benefit plan audits and, in fiscal 2002, consultations in connection with acquisitions, including the Vésper acquisition and consultations concerning financial reporting.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above. In fiscal 2003, this category included fees related to technical publications purchased from the independent auditor. In fiscal 2002, this category included fees related to consulting services in connection with implementing non-financial customer relations software.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

      The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairperson when expedition of services is necessary. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. Less than 1% of the fees paid to the independent auditors under the categories Audit-Related, Tax and All Other fees described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

Required Vote and Board of Directors Recommendation

      The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to approve this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

      THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 26, 2004.

PROPOSAL 4

STOCKHOLDER PROPOSAL

Mr. Bernard Lubran of 1 McCormick Court, Rockville, Maryland 20850, owner of 700 shares of the Company’s common stock, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal exactly as it was provided to us:

RESOLVED: “That the stockholders of Qualcomm recommend that the Board of Directors take the necessary steps to elect the directors ANNUALLY, instead of the stagger system.”

REASONS:

      “The great majority of New York Stock Exchange listed corporations elect all their directors each year. In 2003, corporations such as Pfizer and Dow Jones proposed to shareholders the eliminated of the stagger system for election of their boards of directors.”

      “This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.”

      “If you AGREE, please mark your proxy FOR this resolution.”

COMPANY RESPONSE TO STOCKHOLDER PROPOSAL

      The Company, like the proponent, is committed to good corporate governance. We believe that part of good governance involves having directors with the proper knowledge and experience to oversee the Company’s affairs. To further this goal, in 1993 the stockholders decided that the Company’s Board of Directors should be divided into three classes, with directors from each class elected to staggered three-year terms, to help ensure that the Company would always have a certain number of experienced directors available. The stockholders’ decision has worked well for the past ten years, in that it balances the need to have new directors to bring fresh ideas and perspectives to the Company with the need for experience on the Board. The Board of Directors believes that this classified board structure, which has been in place since 1993, continues to be in the best interests of the Company and its stockholders. The Board is divided into three classes, with the directors in a particular class standing for election at every third annual meeting of stockholders. The Board believes that this structure provides continuity and facilitates long-term planning by the Board, enhances the independence of non-employee directors, and encourages potential acquirers to negotiate transactions with the Board that are fair to all stockholders. Further, the benefits of a classified board do not come at the expense of director accountability and responsiveness.

      Continuity and Long-Term Strategic Planning. The election of directors by classes is designed to prevent sudden disruptive changes to the composition of the Board by preventing the election of an entirely new Board in any one year. Under the classified structure, a majority of the Board generally will be experienced directors that have in-depth knowledge of the Company and its business and strategies. The Board believes that directors with such understanding are better able to make fundamental decisions about the Company and guide management in implementing such decisions. Three-year staggered terms allow experienced directors to evaluate projects and policies that will affect the growth and vitality of the Company well into the future.

      Independence of Non-Employee Directors. We believe that the classified board structure enhances the independence of the non-employee directors who sit on the Board by providing them with a longer assured term of office which reduces management’s ability to pressure directors to act too quickly and in an uninformed manner. With three-year terms, directors do not have to continually consider an upcoming nomination for re-election the following year.

      Negotiations With Potential Acquirers. We believe that a classified board reduces our vulnerability to certain unfriendly or unsolicited takeover tactics. Because potential acquirers cannot take control of a classified board in a single stockholder meeting, potential acquirers, if any, would find it necessary to use arm’s-length negotiations with the Board of Directors. The Company, therefore, would be in a better position to seek the best possible outcome for stockholders. Because at least two annual meetings of stockholders generally are required to effect a change in control of the Board, classification provides the incumbent directors with adequate time to review any takeover proposal, study appropriate alternatives and negotiate the best result for all stockholders.

      Accountability. Regardless of the length of their term, the Company’s directors are required to uphold their fiduciary duties to the Company and its stockholders. Thus, accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or three years. The Board has adopted Corporate Governance Principles and Practices which address areas affecting the accountability of each director to the Company and its stockholders, including, among other things: director responsibilities; director qualifications; independence criteria for non-employee directors; continuing evaluation of the Board’s effectiveness and performance; and director attendance at meetings.

      The Board also believes that directors elected to a classified board are no less accountable to stockholders than they would be if all directors were elected annually. Since at least some directors must stand for election each year, stockholders have the opportunity annually to withhold votes from directors as a way of expressing any dissatisfaction they may have with the Board or management.

      Effect of Proposal. Approval of this stockholder proposal would not in itself eliminate the classified board. The stockholders of our Company voted to provide for a classified board in our Certificate of Incorporation. The Board cannot change this provision of the Company’s Certificate of Incorporation without stockholder approval. To implement this proposal, the stockholders would need to approve a separate proposal, at next year’s annual meeting, to amend our Certificate of Incorporation and, under the Certificate, these amendments would require approval by the holders of at least two-thirds of our outstanding shares of common stock.

      For the foregoing reasons, the Board has determined that retention of the classified board is in the best interests of the Company and its collective stockholders.

Required Vote and Board of Directors Recommendation

      If the stockholder proposal is properly brought before the meeting, the affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to approve this proposal, which is framed as a “recommendation” to the Board. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the proposal.

      The Board believes that the stockholder proposal is NOT in the best interests of the Company and its stockholders for the reasons stated above. THEREFORE, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of the Company’s common stock as of December 19, 2003 by: (i) each director and nominee for director; (ii) each of the executive officers of the Company named in the Summary Compensation Table under “Compensation of Executive Officers” (the “Named Executive Officers”); and (iii) all executive officers and directors of the Company as a group. Based on currently available Schedules 13D and 13G filed with the SEC, the Company does not know of any beneficial owners of more than 5% of its common stock.

	Amount and Nature of
	Beneficial Ownership(1)

	Number of	Percent of
Name of Beneficial Owner	Shares	Class

Irwin Mark Jacobs(2)	22,301,320	2.75%
Anthony S. Thornley(3)(12)	950,350	*
Paul E. Jacobs(4)	2,140,390	*
Steven R. Altman(5)(12)	554,247	*
Sanjay K. Jha(12)	536,757	*
Richard C. Atkinson(6)(12)	815,408	*
Adelia A. Coffman(7)(12)	386,636	*
Raymond V. Dittamore(8)(12)	5,366	*
Diana Lady Dougan(12)	227,666	*
Robert E. Kahn(12)	451,666	*
Duane A. Nelles(12)	190,336	*
Peter M. Sacerdote(12)	759,666	*
Frank Savage(9)(12)	49,246	*
Brent Scowcroft(12)	291,958	*
Marc I. Stern(10)(12)	588,166	*
Richard Sulpizio(11)	387,735	*
All Executive Officers and Directors as a Group
(20 persons)(12)	32,525,027	3.99%

*	Less than 1%.

(1)	This table is based upon information supplied by officers and directors. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 802,287,757 shares outstanding on December 19, 2003, adjusted as required by rules promulgated by the SEC.

(2)	Includes 16,018,936 shares held in family trusts and 136,078 shares held in a Grantor Retained Annuity Trust for the benefit of Dr. Jacobs and his spouse. Also includes 6,101,104 shares issuable upon exercise of options exercisable within 60 days of which 940,254 shares are held in trusts for the benefit of Dr. Jacobs and/ or his spouse and 754,875 shares are held by Dr. Jacobs’ spouse.

(3)	Includes 2,515 shares held for the benefit of Mr. Thornley’s children.

(4)	Includes 11,440 shares held for the benefit of Dr. Jacobs’ children. Also includes 1,359,213 shares issuable upon exercise of options exercisable within 60 days of which 2,880 are held by Dr. Jacobs’ spouse.

(5)	Includes 88,914 shares held in family trusts.

(6)	Includes 295,698 shares held in family trusts, 32,640 shares held in trust for the benefit of relatives and 107,404 shares held in a Grantor Retained Annuity Trust. Includes 200,000 shares subject to a prepaid forward contract pursuant to which Mr. Atkinson wrote a covered call option and purchased a put option.

(7)	Includes 278,970 shares held in family trusts.

(8)	Includes 200 shares held in a family trust.

(9)	Includes 13,580 shares held in family trusts.

(10)	Includes 392,500 shares held by the Beatrice B. Corporation of which Mr. Stern is the president and 100% owner, and 81,288 shares owned through a grantor trust, which Mr. Stern is the trustee.

(11)	Includes 423 shares held in family trusts and 8,400 shares held for the benefit of Mr. Sulpizio’s children. Also includes 378,912 shares issuable upon exercise of options exercisable within 60 days of which 684 shares are held in trusts for the benefit of Mr. Sulpizio’s children for which Mr. Sulpizio’s spouse is the trustee.

(12)	Includes shares issuable upon exercise of options exercisable within 60 days as follows: Mr. Thornley, 939,000 shares; Mr. Altman, 465,333 shares; Dr. Jha, 525,999 shares; Dr. Atkinson, 179,666 shares; Ms. Coffman, 107,666 shares; Mr. Dittamore, 4,666 shares; Ambassador Dougan, 227,666 shares; Dr. Kahn, 437,916 shares; Mr. Nelles, 139,666 shares; Mr. Sacerdote, 179,666 shares; Mr. Savage, 35,666 shares; Mr. Scowcroft, 217,666 shares; Mr. Stern, 114,378 shares; and all directors and executive officers as a group 12,658,127 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 28, 2003, all Section 16(a) filing requirements were complied with except for (i) Forms 4 filed late for Messrs. Altman, J. Jacobs, Keitel, Lupin, Schrock, Sulpizio and Thornley, and Drs. I. Jacobs, P. Jacobs, Jha and Padovani, reflecting the reinvestment of the cash dividend on March 31, 2003 into additional shares of Company common stock as required under the terms of the Company’s Executive Retirement Matching Contribution Plan; (ii) Forms 4 filed late for Mr. Dittamore and Dr. Jha reflecting stock option grants; and (iii) Forms 5 filed late for Dr. I. Jacobs and Mr. Thornley reflecting gifts to family members.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation of Directors

      Each Non-Employee Director of the Company receives (i) a fee of $1,000 for each Board meeting or Board Committee meeting attended, (ii) a fee of $500 for each Board or Board Committee meeting in which such director participates by telephone, and (iii) except for the Nominating Committee, a fee of $2,500 per annum for the Chairperson of each Board Committee. When traveling from out-of-town, the members of the Board of Directors are also eligible for reimbursement for their travel expenses incurred in connection with attendance at Board meetings and Board Committee meetings. Employee Directors do not receive any compensation for their participation in Board meetings or Board Committee meetings. Additionally, each Non-Employee Director of the Company is eligible to participate in a Charitable Matching Gift Program in which the Company will match (up to $50,000 annually) a Non-Employee Directors contribution to a qualified, eligible IRS recognized nonprofit organization.

      Consistent with its charter to review and approve annually the compensation levels of all directors, in November 2003, the Compensation Committee revised the Board’s cash compensation. Effective January 1, 2004, each Non-Employee Director of the Company will receive an annual retainer of $25,000, paid quarterly, and that will apply to all Non-Employee Directors continuing to serve on the Board after the March 2, 2004 Annual Meeting of Stockholders. Effective March 3, 2004, each Non-Employee Director of the Company will also receive: (i) a fee of $2,000 for each Board meeting attended ($1,000 for attendance by telephone); (ii) a fee of $1,500 for each Board Committee meeting attended (including attendance by telephone); and (iii) a fee of $5,000 per annum for the Chairperson of each Board Committee, except for the Audit Committee Chairperson, who receives a fee of $10,000 per annum. There will be no change to the Charitable Matching Gift Program.

      Non-Employee Directors of the Company are eligible to receive stock option grants under the Company’s 2001 Non-Employee Directors’ Stock Option Plan (the “2001 Directors’ Plan”). Employee Directors are not eligible to receive stock options under the 2001 Directors’ Plan.

      The 2001 Directors’ Plan provides for an Initial Option grant to purchase 20,000 shares of the Company’s common stock to Non-Employee Directors upon first joining the Board (except that a director who was an employee of the Company or certain related entities or designated affiliates and who subsequently becomes a Non-Employee Director as a result of the termination of such employment shall not be eligible to receive an Initial Option) and an Annual Option grant to purchase 10,000 shares of the Company’s common stock at the time of each annual meeting to Non-Employee Directors who continue to serve on the Board. A Non-Employee Director that was granted an Initial Option within 270 days prior to the annual meeting shall not receive such Annual Option.

      All options granted under the Company’s Non-Employee Directors’ Stock Option Plan (the “Prior Directors’ Plan”), the 1998 Non-Employee Directors’ Stock Option Plan (the “1998 Directors’ Plan”) and the 2001 Directors’ Plan have exercise prices equal to the fair market value of the underlying common stock on the date of grant and vest over five years according to the following vesting schedules. Options granted on or after February 27, 2001 under the 2001 Directors’ Plan vest according to the following schedule: so long as the optionee continues to serve as a Non-Employee Director or employee of, or consultant to, the Company, 10% of the shares subject to the option will vest on the six-month anniversary of the date of grant, with monthly vesting thereafter. Options granted between January 17, 2000 and February 26, 2001 under the 1998 Directors’ Plan vest according to the following schedule: so long as the optionee continues to serve as a Non-Employee Director or employee of, or consultant to, the Company, shares subject to the option will vest on each monthly anniversary of the date of grant. Options granted between November 18, 1996 and January 16, 2000 under the Prior Directors’ Plan and under the 1998 Directors’ Plan vest according to the following schedule: so long as the optionee continues to serve as a Non-Employee Director or employee of, or consultant to, the Company, 20% of the shares subject to the option will vest on each of the first, second, third, fourth and fifth anniversaries of the date of grant.

      The term of all options under the Prior Directors’ Plan, the 1998 Directors’ Plan and the 2001 Directors’ Plan is ten years, but such options generally terminate 30 days after the optionee ceases to be a Non-Employee Director, employee or consultant (including those options granted prior to November 18, 1996, as amended). In the event that an optionee terminates service due to the optionee’s (i) retirement at age 70 or older after nine years of service on the Board (“Retirement”) or (ii) due to permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue code of 1986, as amended (the “Code”), the option will terminate only upon expiration of the option term. In the event that an optionee terminates service due to the optionee’s death or due to the optionee’s termination due to permanent and total disability or Retirement and such termination is followed by death, the vesting of all unvested shares will be accelerated in full as of the date of the optionee’s death and the option may be exercised in full at any time within one year of such termination or upon the original expiration date, whichever is earlier. In addition to the foregoing, the vesting of options granted under the Prior Directors’ Plan, the 1998 Directors’ Plan and the 2001 Directors’ Plan accelerate in connection with specified change of control transactions.

      During the fiscal year ended September 28, 2003, Annual Options to purchase an aggregate of 90,000 shares of the Company’s common stock were granted pursuant to the 2001 Directors’ Plan to Non-Employee Directors serving on the Board on February 11, 2003 (the annual meeting date). In addition, on December 9, 2002, Mr. Dittamore received an Initial Option grant to purchase 20,000 shares of the Company’s common stock pursuant to the 2001 Directors’ Plan.

Compensation of Executive Officers

Summary Compensation Table

      The following table shows, for each of the three fiscal years ended September 28, 2003, compensation awarded or paid to, or earned by the Named Executive Officers:

				Long-Term
				Compensation
		Annual
		Compensation(1)		Securities
				Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Options(#)	Compensation(2)

Irwin Mark Jacobs	2003	$977,774	$1,500,000	275,000	$311,012
Chairman of the Board and	2002	950,019	800,000	225,000	360,879
Chief Executive Officer	2001	936,557	600,000	280,000	351,169
Anthony S. Thornley	2003	617,543	750,000	200,000	112,085
President and	2002	574,630	400,000	380,000	132,597
Chief Operating Officer	2001	529,241	350,000	310,000	114,765
Paul E. Jacobs	2003	464,241	605,000	200,000	91,712
Executive Vice President and	2002	429,011	330,625	420,000	157,550
President, Wireless and Internet	2001	425,592	318,375	360,000	117,939
Group
Steven R. Altman	2003	477,556	550,000	200,000	81,029
Executive Vice President and	2002	450,008	300,000	270,000	207,382
President, Technology	2001	443,282	285,000	285,000	95,613
Transfer and Strategic Alliances Division
Sanjay K. Jha	2003	343,371	555,625	260,000	37,723
President, CDMA Technologies(3)	2002	290,014	112,400	135,000	99,386
	2001	279,246	72,625	40,000	79,519

(1)	As permitted by rules established by the SEC, no amounts are shown with respect to certain “perquisites” where such amounts do not exceed in the aggregate the lesser of 10% of salary plus bonus or $50,000.

(2)	Includes all other compensation as indicated in the table below.

(3)	Effective December 1, 2003, Dr. Jha’s title is Executive Vice President and President, CDMA Technologies.

		Company		Executive			Payout of		Total
		Matching	Executive	Retirement	Financial	Split-Dollar	Accrued	Personal Use	Other
		401(k)	Benefits	Stock	Planning	Life	Vacation	of Company	Compen-
Name	Year	Contributions	Payments	Matching(1)	Services	Insurance(2)	Time	Assets	sation

Irwin Mark Jacobs	2003	$5,175	$7,667	$170,375	$18,505	$109,290	$—	$—	$311,012
	2002	4,875	3,641	146,788	3,204	72,028	432,464	1,848	360,879
	2001	4,725	2,948	197,063	14,164	131,725	—	544	351,169
Anthony S. Thornley	2003	5,075	1,260	94,445	—	10,603	—	702	112,085
	2002	4,875	1,260	83,609	—	10,762	17,288	14,803	132,597
	2001	4,725	1,260	96,631	—	11,230	—	919	114,765
Paul E. Jacobs	2003	4,875	410	73,225	5,456	3,811	—	3,935	91,712
	2002	4,775	410	68,117	355	4,090	43,133	36,670	157,550
	2001	4,725	410	69,805	14,673	7,452	—	20,874	117,939
Steven R. Altman	2003	4,875	1,495	70,556	—	4,103	—	—	81,029
	2002	4,775	460	68,132	—	4,136	128,495	1,384	207,382
	2001	4,725	460	78,544	3,459	7,532	—	893	95,613
Sanjay K. Jha	2003	4,875	—	32,848	—	—	—	—	37,723
	2002	4,775	—	30,621	—	—	63,990	—	99,386
	2001	4,725	—	74,794	—	—	—	—	79,519

(1)	The Company has a voluntary deferred compensation plan that allows eligible executives to defer up to 100% of their income on a pre-tax basis. The Company will match in stock, subject to vesting, up to 10% of eligible income. The values stated above are the values of the Company’s quarterly contributions on their respective dates of contribution. Company contributions begin vesting based on certain minimum participation or service requirements, and are fully vested at age 65. After the end of a full year’s contribution, that contribution will then vest over a four-year period in equal installments of 25% per year. Executive and Company contributions are unsecured and subject to the general creditors of the Company.

(2)	Represents the economic benefit of the premiums paid by the Company for a split-dollar life insurance policy during the applicable fiscal year. On May 11, 2003, all split-dollar life policies were terminated. Due to an extended notification period, Dr. I. Jacobs’ policy terminated on December 11, 2003.

Stock Option Grants in Last Fiscal Year

      The following table contains information concerning the stock option grants made to each of the Named Executive Officers for the fiscal year ended September 28, 2003.

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	% of Total			Annual Rates of Stock
	Securities	Options			Price Appreciation for
	Underlying	Granted to			Option Term(2)
	Options	Employees in	Exercise	Expiration
Name	Granted(1)	Fiscal Year	Price Per Share	Date	5%	10%

Irwin Mark Jacobs	275,000	1.6%	$34.94	11/07/12	$6,042,734	$15,313,474
Anthony S. Thornley	200,000	1.2%	34.94	11/07/12	4,394,716	11,137,072
Paul E. Jacobs	200,000	1.2%	34.94	11/07/12	4,394,716	11,137,072
Steven R. Altman	200,000	1.2%	34.94	11/07/12	4,394,716	11,137,072
Sanjay K. Jha	35,000	0.2%	35.99	10/07/12	792,187	2,007,558
	75,000	0.4%	36.58	02/06/13	1,725,372	4,372,432
	150,000	0.9%	32.21	05/01/13	3,307,452	7,696,895

(1)	Options were granted under the 2001 Stock Option Plan and have a grant price that is equal to the fair market value on the date of grant. Such options vest according to the following schedule: 10% of the shares subject to the option will vest on the six-month anniversary of the date of grant, with monthly vesting thereafter. Vesting is contingent upon continued service with the Company. Options granted under the Company’s Stock Option Plans generally have a maximum term of ten years.

(2)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the SEC’s rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Values

      The following table sets forth information concerning option exercises and option holdings by each of the Named Executive Officers for the fiscal year ended September 28, 2003.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options Held at		In-the-Money Options at
	Acquired		September 28, 2003		September 28, 2003(1)
	On	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Irwin Mark Jacobs	532,000	$16,159,231	6,215,971	590,085	$197,807,263	$1,537,711
Anthony S. Thornley	950,000	29,713,662	1,240,331	629,669	26,272,929	1,304,671
Paul E. Jacobs	60,000	1,944,200	1,267,999	657,001	28,745,974	1,118,336
Steven R. Altman	297,968	8,678,855	391,165	523,835	223,664	1,118,336
Sanjay K. Jha	0	0	464,914	389,586	9,216,440	2,476,293

(1)	Represents the closing price per share of the underlying shares on the last day of the fiscal year less the option exercise price multiplied by the number of shares. The closing price per share was $41.65 on the last trading day of the fiscal year as reported on the Nasdaq National Market.

      Information about employee and executive stock option grants from fiscal 2000 through fiscal 2003 is as follows (number of shares in millions):

	2003	2002	2001	2000

Total options granted	17	27	16	10
Less options cancelled	(4)	(3)	(3)	(4)

Net options granted	13	24	13	6
Total options granted to named executive officers(2)	1	2	2	1
Net grants during the period as % of outstanding shares(1)	1.6%	3.1%	1.7%	0.8%
Grants to named executive officers(2) as % of total options granted(1)	6.7%	6.0%	9.6%	10.7%
Grants to named executive officers(2) as % of outstanding shares(1)	0.1%	0.2%	0.2%	0.2%
Cumulative options held by named executive officers(2) as % of total options outstanding(1)	11.6%	11.9%	14.0%	13.0%

(1)	Calculated based on outstanding shares or options, as applicable, as of the beginning of each period.

(2)	Named executive officers are defined by the SEC for inclusion in the proxy statement as the Chief Executive Officer and each of the four other most highly compensated executive officers, as determined for fiscal 2003.

EQUITY COMPENSATION PLAN INFORMATION

      The following table sets forth information regarding outstanding options and shares reserved for future issuance under the equity compensation plans as of September 28, 2003 (number of shares in thousands):

	Number of Shares to
	be Issued Upon	Weighted Average	Number of Shares
	Exercise of	Exercise Price of	Remaining Available
Plan Category	Outstanding Options	Outstanding Options	for Future Issuance

Equity compensation plans approved by stockholders(1)	106,150	$34.66	21,744 (2)

Equity compensation plans not approved by stockholders(3)	336	2.03	66 (4)
Total	106,486	$34.56	21,810

(1)	Consists of six plans: our 1991 Stock Option Plan, 2001 Stock Option Plan, 1998 Non-Employee Directors’ Stock Option Plan, 2001 Non-Employee Directors’ Stock Option Plan, 2001 Employee Stock Purchase Plan, and the Executive Retirement Matching Contribution Plan.

(2)	Includes 9,652,422 shares reserved for issuance under our 2001 Employee Stock Purchase Plan.

(3)	Consists of two plans: our 1996 Non-Qualified Employee Stock Purchase Plan and the SnapTrack, Inc. 1995 Stock Option Plan.

(4)	All shares remaining for future issuance are related to our 1996 Non-Qualified Employee Stock Purchase Plan.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      Adelia A. Coffman was, from July 1985 to April 1994, an officer of the Company. None of the other members of our Compensation Committee are, or have been, an employee or officer of the Company.

REPORT OF THE COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Overview

      The Compensation Committee of the Board of Directors (the “Committee”) assists the Board in fulfilling its responsibilities for the compensation of the Company’s officers and directors. Four outside independent directors serve on the Committee. Its charter is to review and approve the Company’s total compensation philosophy, evaluate and approve compensation for the Chief Executive Officer and other key executives, directors, and officers, and oversee the general employee benefits programs and policies as well as the Company’s employee stock option and stock purchase plans. The Committee held four formal meetings during fiscal 2003.

Compensation and Benefits Philosophy and Strategy

      QUALCOMM’s compensation philosophy and programs significantly contribute to creating and sustaining a competitive advantage in the labor market that translates to leadership and innovation in our addressed business markets. The Company philosophy is that compensation and benefits programs should attract, reward, and retain employees who contribute with innovative solutions, exceptional service for our customers and efficient operations. The key components of this strategy are market-calibrated base salary, performance-based individual cash bonuses, broad-based equity participation, competitive benefits and a distinctive workplace environment characterized by integrity, innovation, collaboration and inclusion. The Company consistently receives recognition from diverse sources, such as the 100 Best Places to Work for in America (ranked #18 for 2003) and America’s Most Admired Companies (ranked #4 in Network Communications industry for 2003). In fiscal 2003, QUALCOMM received the U. S. Secretary of Labor’s Opportunity Award for comprehensive workforce strategies ensuring equal employment opportunity. Forbes magazine awarded QUALCOMM an efficiency grade of “A” for the Company’s CEO pay relative to performance.

      The Committee uses compensation and benefits information provided in independent, third party, published surveys in which QUALCOMM participates, and publicly disclosed compensation information of certain high-technology companies the Committee has identified as peer companies.

Annual Base Salary for Officers

      To determine the officers’ salaries for calendar year 2003, the Committee met in November 2002 to review the Company’s fiscal 2002 financial performance and specific compensation data. In view of the Company’s performance for fiscal 2002, the outlook for fiscal 2003, and competitive market practices, the Committee approved salary increases for the officers for calendar year 2003.

Annual Incentive Bonus for Officers

      QUALCOMM’s Executive Bonus Program (the “Bonus Program”) is an incentive program that rewards achievement at specified levels of financial and individual performance. The Bonus Program assigns an incentive target, expressed as a percent of annual salary, for each officer position.

      Two components comprised the fiscal 2003 Bonus Program, which is unchanged from the prior year:

1.	A formula that takes into account revenue and earnings achievement against the annual plan approved by the Board of Directors; and

2.	A discretionary amount based upon an assessment of each officer’s performance and contribution to the Company during the prior fiscal year.

      Where appropriate, the Bonus Program equally weighs division and overall Company financial performance. The Bonus Program design places greater emphasis on the financial component than on the discretionary component.

      The Committee met in November 2003 to review Management’s recommendations for officer bonus awards for fiscal 2003 performance. The incentive bonuses paid from the Bonus Program for fiscal 2003 reflect the fact that the Company exceeded both the revenue and earnings targets.

Long-Term Equity Compensation

      QUALCOMM grants stock options at an exercise price equal to the fair market value of the Company’s common stock on the date of the grant. The five-year option-vesting period, somewhat longer than the three- and four-year vesting periods common to many high technology companies, encourages employees to work with a long-term view of the Company’s achievement and to reinforce their long-term affiliation with QUALCOMM. The design of the stock option program helps to reduce employee turnover and to retain the knowledge and skills of our valued employees. The Company has not repriced options or adjusted outstanding options to reflect the changed market conditions that we have experienced in the last few years.

      QUALCOMM grants stock options to substantially all employees. This practice is integral to the success of the Company, enabling QUALCOMM to attract and retain an extremely talented employee population, and enabling clear employee focus on building stockholder value. For most new hires, the inclusion of stock options is a core reason for joining the Company. After employment commences, employees are eligible for periodic grants through our merit option program. This provides the Company with a powerful tool for retaining our most talented employees and ensuring a continuity of high-achieving staff. External developments, including the accounting treatment of stock options, have prompted the Company to evaluate its long-term equity compensation tactics. QUALCOMM remains convinced that given the Company’s growth opportunities and labor market competitive advantages, stock options continue to be the equity vehicle of choice.

      At its November 2003 meeting, the Committee also reviewed Management’s recommendations for officers’ stock option grant awards for fiscal 2003. Option grants to the officers reflect QUALCOMM’s philosophy that annual merit-based stock option grants are a principal element in officers’ total compensation, align officers’ interests with the interests of QUALCOMM’s stockholders, help to motivate and retain key employees and are competitive in the labor market.

Compliance with Section 162(m) of the Internal Revenue Code

      Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain “named executive officers” (as defined in the Code) in a taxable year. The Company may deduct compensation above $1 million if it is “performance-based compensation” within the meaning of the Code. The Committee has determined that the stock options granted by the Committee, or a subcommittee, under the Company’s 1991 and 2001 Stock Option Plans qualify as “performance-based compensation.”

Chairman and Chief Executive Officer Compensation

      The Company’s status within our industry continues to be exceptionally positive. During fiscal 2003, the Company achieved a significant milestone with the shipment of its 1 billionth chip since 1994. Both third-generation CDMA and BREW technologies continue to expand and gain broader global acceptance. OnmiTRACs penetration into adjacent markets such as Homeland Security and heavy equipment broaden the opportunities for QUALCOMM’s first product line. Dr. Irwin Mark Jacobs, a founder of the Company, led QUALCOMM during this strong year. At the end of fiscal 2002, the Committee increased Dr. Jacobs’ calendar year 2003 base salary to $988,000. In consideration of his leadership during fiscal 2003, after the end of fiscal 2003, the Committee awarded Dr. Jacobs a $1,500,000 bonus and a stock option grant to purchase 300,000 shares of the Company’s common stock at an exercise price of $44.46 per share.

COMPENSATION COMMITTEE

Current Members:

Adelia A. Coffman, Chair
Richard C. Atkinson
Raymond V. Dittamore
Marc I. Stern

Former Members:

Diana Lady Dougan
Duane A. Nelles

REPORT OF THE AUDIT COMMITTEE

      The following is the report of the Audit Committee with respect to QUALCOMM’s audited financial statements for the fiscal year ended September 28, 2003.

      The purpose of the Audit Committee is to assist the Board in its general oversight of QUALCOMM’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee. The Audit Committee is comprised solely of independent directors as defined by the listing standards of National Association of Securities Dealers, Inc.

      The Audit Committee has reviewed and discussed the consolidated financial statements with management, and PricewaterhouseCoopers LLP, the Company’s independent auditors. Management is responsible for the preparation, presentation and integrity of QUALCOMM’s financial statements, accounting and financial reporting principles, internal controls, and disclosure controls and procedures. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

      The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, PricewaterhouseCoopers LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with PricewaterhouseCoopers LLP their independence.

      Based on their review of the consolidated financial statements and discussions with and representations from management and PricewaterhouseCoopers LLP referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in QUALCOMM’s Annual Report on Form 10-K for fiscal year 2003, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Duane A. Nelles, Chairman
Richard C. Atkinson
Adelia A. Coffman
Raymond V. Dittamore

PERFORMANCE MEASUREMENT COMPARISON

      The following graph compares total stockholder return on the Company’s common stock since September 27, 1998 to two indices: the Standard & Poor’s 500 Stock Index (the “S&P 500”), and the Nasdaq Total Return Index for Communications Equipment Stocks, SIC 3660-3669 (the “Nasdaq-Industry”). The S&P 500 tracks the aggregate price performance of the equity securities of 500 U.S. companies selected by Standard & Poor’s Index Committee to include leading companies in leading industries and to reflect the U.S. stock market. The Nasdaq-Industry tracks the aggregate price performance of equity securities of communications equipment companies traded on the Nasdaq National Market and the Nasdaq Small Cap Market. The total return for the Company’s stock and for each index assumes the reinvestment of dividends, and is based on the returns of the component companies weighted according to their capitalizations as of the end of each annual period. The Company began paying out dividends on the Company stock on March 31, 2003. The Company’s common stock is traded on the Nasdaq National Market and is a component of each of the S&P 500 and the Nasdaq-Industry.

Comparison of Cumulative Total Returns on Investment Since

September 27, 1998(1)

Note: Historical stock price performance is not necessarily indicative of future price performance.

      The Company’s closing stock price on September 26, 2003, the last trading day of the Company’s 2003 fiscal year, was $41.65 per share.

(1)	Shows the cumulative total return on investment assuming an investment of $100 in each of the Company, the S&P 500 and the Nasdaq-Industry on September 27, 1998. All returns are reported as of the Company’s fiscal year end, which is the last Sunday of the month in which the fourth quarter ends, whereas the numbers for the S&P 500 are calculated as of the last day of the month in which the corresponding quarter ends.

OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

      A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2003, as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Investor Relations, 5775 Morehouse Drive, San Diego, California 92121-1714 or may be accessed on the Internet at: http://www.qualcomm.com/ IR.

By Order of the Board of Directors

/s/ Irwin Mark Jacobs
Irwin Mark Jacobs
Chairman of the Board
and Chief Executive Officer

January 9, 2004

APPENDIX A

QUALCOMM INCORPORATED
2001 STOCK OPTION PLAN

As amended by the Compensation Committee on July 9, 2001
As amended by the Board on December 1, 2003

     1.     ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

          1.1 Establishment. The QUALCOMM Incorporated 2001 Stock Option Plan (the “Plan”) is hereby established effective as of February 27, 2001 (the “Effective Date”), subject to the approval by Company shareholders.

          1.2 Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract and retain persons eligible to receive Options under the Plan and by motivating such persons to contribute to the growth and profitability of the Participating Company Group.

          1.3 Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Committee or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Options granted under the Plan have lapsed. However, all Incentive Stock Options shall be granted, if at all, within ten (10) years from the earlier of the date the Plan was adopted by the Board or the date the Plan is duly approved by the stockholders of the Company.

     2.     DEFINITIONS AND CONSTRUCTION.

          2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

               (a) “Affiliate” means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities, or (iii) an entity which the Committee designates as an Affiliate. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.

               (b) “Board” means the Board of Directors of the Company. “Board” shall also means the Committee.

               (c) A “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of a Transaction described in Section 2.1(u)(iii), the corporation or other business entity to which the assets of the Company were transferred (the “Transferee”), as the case may be. The Board shall determine in its discretion whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related. Notwithstanding the preceding sentence, a Change in Control shall not include a Spinoff Transaction.

               (d) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

               (e) “Committee” means the Compensation Committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. The Committee shall have the exclusion authority to administer the Plan and shall have all of the powers granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

               (f) “Company” means QUALCOMM Incorporated, a Delaware corporation, or any Successor.

               (g) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company.

               (h) “Director” means a member of the Board or of the board of directors of any other Participating Company.

               (i) “Disability” means the Participant has been determined by the long-term disability insurer of the Participating Company Group as eligible for disability benefits under the long-term disability plan of the Participating Company Group or the Participant has been determined eligible for Supplemental Security Income benefits by the Social Security Administration of the United States of America.

               (j) “Employee” means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither Service as a Director nor payment of a Director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be.

               (k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

               (l) “Fair Market Value” means, as of any date, the value of the Stock determined as follows:

                    (i) If the Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or if the stock is traded on more than one exchange or market, the exchange or market with the greatest volume of trading in the Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable.

                    (ii) In the absence of such markets for the Stock, the Fair Market Value shall be determined in good faith by the Committee.

               (m) “Incentive Stock Option” means an Option intended to be (as set forth in the Option Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

               (n) “Insider” means an Officer, a Director of the Company or other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

               (o) “Non-Control Affiliate” means any entity in which any Participating Company has an ownership interest and which the Committee shall designate as a Non-Control Affiliate.

               (p) “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Option Agreement) or which does not qualify as an Incentive Stock Option.

               (q) “Normal Retirement Age” means the date on which a Participant has attained the age of sixty (60) years and has completed ten years of continuous Service.

               (r) “Officer” means any person designated by the Board as an officer of the Company.

               (s) “Option” means a right to purchase Stock pursuant to the terms and conditions of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

               (t) “Option Agreement” means an agreement, in such form as the Committee may approve, between the Company and a Participant setting forth the terms, conditions and restrictions of an Option granted to the Participant and any shares acquired upon the exercise thereof.

               (u)  An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all, as determined by the Board in its discretion, of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

               (v) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

               (w) “Participant” means any eligible person who has been granted one or more Options.

               (x) “Participating Company” means the Company or any Parent Corporation or Subsidiary Corporation or Affiliate.

               (y) “Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.

               (z) “Prior Plan Option” means, any option granted pursuant to the Company’s 1991 Stock Option Plan which is outstanding on or after the date on which the Board adopted the Plan or which is granted thereafter and prior to the Effective Date.

               (aa) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

               (bb) “Section 162(m)” means Section 162(m) of the Code.

               (cc) “Securities Act” means the Securities Act of 1933, as amended.

               (dd) “Service” means

                    (i) a Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Participating Company Group or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, only to such extent as may be provided by the Company’s leave policy, a Participant’s Service with the Participating Company Group shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other leave of absence approved by the Company. Notwithstanding the foregoing, a leave of absence shall be treated as Service for purposes of vesting only to such extent as may be provided by the Company’s leave policy. The Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which the Participant performs Service ceasing to be a Participating Company; except that if the entity for which Participant performs Service is a Subsidiary Corporation and ceases to be a Participating Company as a result of the distribution of the voting stock of such Subsidiary Corporation to the shareholders of the Company, Service shall not be deemed to have terminated as a result of such distribution. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

                    (ii) Notwithstanding any other provision of this Section, a Participant’s Service shall not be deemed to have terminated merely because the Participating Company for which the Participant renders Service ceases to be a member of the Participating Company Group by reason of a Spinoff Transaction, nor shall Service be deemed to have terminated upon resumption of Service from the Spinoff Company to a Participating Company. For all purposes under this Plan, a Participant’s Service shall include Service, whether in the capacity of an Employee, Director or a Consultant, for the Spinoff Company provided a Participant was employed by the Participating Company Group immediately prior to the Spinoff Transaction. Notwithstanding the foregoing, if the Company’s auditors determine that the provisions or operation of the preceding two sentences would cause the Company to incur a compensation expense and provided further that in the absence of the preceding two sentences no such compensation expense would be incurred, then the two preceding sentences shall be without force or effect, and the vesting and exercisability of each outstanding Option and any shares acquired upon the exercise thereof shall be determined under any other applicable provision of the Plan or the Option Agreement evidencing such Option.

               (ee) “Spinoff Company” means a Participating Company which ceases to be such as a result of a Spinoff Transacton.

               (ff) “Spinoff Transaction” means a transaction in which the voting stock of an entity in the Participating Company Group is distributed to the shareholders of a parent corporation as defined by Section 424(e) of the Code, of such entity.

               (gg) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2.

               (hh) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

               (ii) “Successor” means a corporation into or with which the Company is merged or consolidated or which acquires all or substantially all of the assets of the Company and which is designated by the Board as a Successor for purposes of the Plan.

               (jj) “Ten Percent Stockholder” means a person who, at the time an Option is granted to such person, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company within the meaning of Section 422(b)(6) of the Code.

          2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

     3.     ADMINISTRATION.

          3.1 Administration by the Committee. The Plan shall be administered by the Committee and its designees.

          3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Committee has delegated such authority to the Officer with respect to such matter, right, obligation, determination or election.

          3.3 Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the power and authority:

               (a) to determine the persons to whom, and the time or times at which, Options shall be granted and the number of shares of Stock to be subject to each Option;

               (b) to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

               (c) to determine the terms, conditions and restrictions applicable to each Option (which need not be identical) and any shares acquired upon the exercise thereof, including, without limitation, (i) the exercise price of the Option, (ii) the method of payment for shares purchased upon the exercise of the Option, (iii) the method for satisfaction of any tax withholding obligation arising in connection with the Option or such shares, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability of the Option or the vesting of any shares acquired upon the exercise thereof, (v) the time of the expiration of the Option, (vi) the effect of the Participant’s termination of Service on any of the foregoing, and (vii) all other terms, conditions and restrictions applicable to the Option or such shares not inconsistent with the terms of the Plan;

               (d) to approve one or more forms of Option Agreement;

               (e) to amend, modify, extend, cancel (subject to the limitations in Section 11 and Section 3.5) or renew any Option or to waive any restrictions or conditions applicable to any Option or any shares acquired upon the exercise thereof;

               (f) to accelerate, continue, extend or defer the exercisability of any Option or the vesting of any shares acquired upon the exercise thereof, including with respect to the period following a Participant’s termination of Service;

               (g) to delegate to any proper Officer the authority to grant one or more Options, without further approval of the Committee, to any person eligible pursuant to Section 5, other than a person who, at the time of such grant, is an Insider; provided, however, that (i) the exercise price per share of each such Option shall be equal to the Fair Market Value per share of the Stock on the effective date of grant, and (ii) each such Option shall be subject to the terms and conditions of the appropriate standard form of Option Agreement approved by the Committee and shall conform to the provisions of the Plan and such other guidelines as shall be established from time to time by the Committee;

               (h) to determine the Fair Market Value of shares of Stock or other property;

               (i) to construe, interpret and apply the provisions of the Plan and Options granted under it, in its discretion; to establish, amend and revoke rules and regulations for its administration; and to take all such actions and make all such decisions as may be necessary or appropriate for the operation and administration of the Plan, including, without limitation, all such decisions and determinations as may be expressly delegated to the Committee by the terms of the Plan. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Option Agreement, in a manner and to the extent it shall deem, in its discretion, necessary, desirable, appropriate or expedient to make the Plan fully effective.

          3.4 Scope of Review of Committee Action.

               (a) The Committee’s action taken pursuant to the authority set forth in Sections 3.3(a) through (g) above, and any action, decision or determination with respect to any matter reserved to the Committee in its sole and absolute discretion under the terms of this Plan shall be final, binding, and conclusive on the Participating Company Group, any Participant and any person having an interest in the Plan or any Option granted hereunder.

               (b) Except as otherwise provided in Section 3.4(a), the Committee’s determination of the construction and interpretation of any provision of the Plan and any actions, decisions or determinations reserved to the Committee in its discretion which are made in good faith shall be final, binding and conclusive on the Participating Company Group, any Participant, and any person having an interest in the Plan or any Option granted hereunder.

          3.5 Option Repricing Prohibited. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options and the grant in substitution therefore of new Options having a lower exercise price or (b) the amendment of outstanding Options to reduce the exercise price thereof. This paragraph shall not be construed to apply to “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of Section 424 of the Code.

          3.6 Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

          3.7 Committee Complying with Section 162(m). If the Company is a “publicly held corporation” within the meaning of Section 162(m), the Committee may establish a Committee, or sub-committee, of “outside directors” within the meaning of Section 162(m) to approve the grant of any Option which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).

          3.8 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or Officers or Employees of the Participating Company Group, members of the Board and any Officers or Employees of the Participating Company Group to whom authority to act for the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same, and to retain complete control over the litigation and/or settlement of such suit, action or proceeding.

          3.9 Arbitration. Any dispute or claim concerning any Options granted (or not granted) pursuant to this Plan and any other disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding arbitration conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association in San Diego, California. By accepting an Option, Participants and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.

     4.     SHARES SUBJECT TO PLAN.

          4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be One Hundred and Ninety One Million, Five Hundred and Forty Thousand, Five Hundred and Seventeen (191,540,517). The share reserve shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. However, the share reserve, determined at any time, shall be reduced by the number of shares subject to the Prior Plan Options. If an outstanding Option, including a Prior Plan Option, for any reason expires or is terminated or canceled or if shares of Stock are acquired upon the exercise of an Option subject to a Company repurchase option and are repurchased by the Company at the Participant’s exercise or purchase price, the shares of Stock allocable to the unexercised portion of such Option or Prior Plan Option or such repurchased shares of Stock shall again be available for issuance under the Plan.

          4.2 Adjustments for Changes in Capital Structure. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number and class of shares subject to the Plan and to any outstanding Options, in the ISO Share Issuance Limit set forth in Section 4.1, in the Section 162(m) Grant Limit set forth in Section 5.3, and in the exercise price per share of any outstanding Options. If a majority of the shares which are of the same class as the shares that are subject to outstanding Options are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership

Change Event, as defined in Section 2.1(u) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Options to provide that such Options are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Options shall be adjusted in a fair and equitable manner as determined by the Board, in its discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number, and in no event may the exercise price of any Option be decreased to an amount less than the par value, if any, of the Stock subject to the Option.

     5.     ELIGIBILITY AND OPTION LIMITATIONS.

          5.1 Persons Eligible for Options.

               (a) Except as otherwise provided in this Section 5.1, Options may be granted only to Employees, Consultants, and Directors. Options are granted in the sole and absolute discretion of the Committee and eligibility in accordance with this Section shall not entitle any person to be granted an Option, or, having been granted an Option, to be granted an additional Option.

               (b) Incentive Stock Options. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option.

               (c) Consultant Options. A Consultant shall not be eligible for the grant of an Option if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

          5.2 Fair Market Value Limitation. To the extent that Options designated as Incentive Stock Options (granted under all stock plans of the ISO-Qualifying Corporation, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portions of such Options which exceed such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, Options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the Option with respect to such stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an

Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first.

          5.3 Section 162(m) Grant Limit. Subject to adjustment as provided in Section 4.2, at any such time as the Company is a “publicly held corporation” within the meaning of Section 162(m), no Employee or prospective Employee shall be granted one or more Options within any fiscal year of the Company which in the aggregate are for the purchase of more than Three Million (3,000,000) shares (the “Section 162(m) Grant Limit”). An Option which is canceled in the same fiscal year of the Company in which it was granted shall continue to be counted against the Section 162(m) Grant Limit for such period.

     6.     TERMS AND CONDITIONS OF OPTIONS.

          Options shall be evidenced by Option Agreements specifying, among other things, the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Option Agreement or by communicating with the Company in such other manner as the Company may authorize. Option Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

          6.1 Exercise Price. The exercise price for each Option shall not be less than the Fair Market Value of a share of Stock on the effective date of grant of the Option, provided however, that no Incentive Stock Option granted to a Ten Percent Stockholder shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

          6.2 Exercisability and Term of Options.

               (a) Option Vesting and Exercisability. Options shall vest and become exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Option Agreement evidencing such Option; provided, however, that (A) no Option shall, unless otherwise provided by Sections 6.5 and 8, become one hundred percent (100%) vested in a period of less than three (3) years after the grant of such Option, (B) no Incentive Stock Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, and (C) no Incentive Stock Option granted to a Ten Percent Stockholder shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions, or the terms of the Plan.

               (b) Participant Responsibility for Exercise of Option. Each Participant is responsible for taking any and all actions as may be required to exercise any Option in a timely manner, and for properly executing any documents as may be required for the exercise of an Option in accordance with such rules and procedures as may be established from time to time. By signing an Option Agreement each Participant acknowledges that information regarding the procedures and requirements for the exercise of any Option is available upon such Participant’s request. The Company shall have no duty or obligation to notify any Participant of the expiration date of any Option.

          6.3 Payment of Exercise Price.

               (a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) by delivery of a properly executed notice together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) provided that the Participant is an Employee, and not an Officer (unless otherwise not prohibited by law, including, without limitation, any regulation promulgated by the Board of Governors of the Federal Reserve System) and in the Company’s sole and absolute discretion at the time the Option is exercised, by delivery of the Participant’s promissory note in a form approved by the Company for the aggregate exercise price, provided that, if the Company is incorporated in the State of Delaware, the Participant shall pay in cash that portion of the aggregate exercise price not less than the par value of the shares being acquired, (v) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (vi) by any combination thereof. The Committee may at any time or from time to time, by approval of or by amendment to the standard forms of Option Agreement described in Section 7, or by other means, grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

               (b) Limitations on Forms of Consideration.

                    (i) Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. Unless otherwise provided by the Committee, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for more than six (6) months (and were not used for another Option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

                    (ii) Cashless Exercise. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise.

                    (iii) Payment by Promissory Note. No promissory note shall be permitted if the exercise of an Option using a promissory note would be a violation of any law. Any permitted promissory note shall be on such terms as the Committee shall determine. The Committee shall have the authority to permit or require the Participant to secure any promissory note used to exercise an Option with the shares of Stock acquired upon the exercise of the Option or with other collateral acceptable to the Company. Unless otherwise provided by the Committee, if the Company at any time is subject to the regulations promulgated by the Board of Governors of the Federal Reserve System or any other governmental entity affecting the extension of credit in connection with the Company’s securities, any promissory note shall comply with such applicable regulations, and the Participant shall pay the unpaid principal and accrued interest, if any, to the extent necessary to comply with such applicable regulations.

          6.4 Transferability. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the Incentive Stock Option is granted only by such person. A vested Nonstatutory Stock Option shall not be transferable in any manner (including without limitation, sale, alienation, anticipation, pledge, encumbrance, or assignment) other than, (i) by will or by the laws of descent and distribution, (ii) by written designation of a beneficiary, in a form acceptable to the Company, with such designation taking effect upon the death of a Participant, (iii) by delivering written notice to the Company, in a form acceptable to the Company (including such representations, warranties and indemnifications as the Company shall require a Participant to make to protect the Company’s interests and ensure that this Nonstatutory Stock Option has been transferred under the circumstances approved by the Company), by gift to a Participant’s spouse, former spouse, children, stepchildren, grandchildren, parent, stepparent, grandparent, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, persons having one of the foregoing types of relationship with a Participant due to adoption, any person sharing a Participant’s household (other than a tenant or employee), a foundation in which these persons or the Participant control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests. A transfer to an entity in which more than fifty percent of the voting interests are owned by these persons (or the Participant) in exchange for an interest in that entity is specifically included as a permissible type of transfer. In addition, a transfer to a trust created solely for the benefit (i.e., a Participant and/or any or all of the foregoing persons hold more than 50 percent of the beneficial interest in the trust) of a Participant and/or any or all of the foregoing persons is also a permissible transferee, or (iv) such other transferees as may be authorized by the Committee in its sole and absolute discretion. During a Participant’s life this Nonstatutory Stock Option is exercisable only by the Participant or a transferee satisfying the above conditions. Except in the event of a Participant’s death, upon transfer of a Nonstatutory Stock Option to any or all of the foregoing persons, the Participant, as the Optionee, is liable for any and all taxes due upon exercise of those transferred Nonstatutory Stock Options. At no time will a transferee who is considered an affiliate under Rule 144(a)(1) be able to sell any or all such Stock without complying with Rule 144. The right of a transferee to exercise the transferred portion of this Nonstatutory Stock Option shall terminate in accordance with the Participant’s right of exercise under this Nonstatutory Stock Option and is further subject to such representations, warranties and indemnifications from the transferee that the Company requires the transferee to make to protect the Company’s interests and ensure that this Nonstatutory Stock Option has been transferred under the circumstances approved by the Company. Once a portion of a Nonstatutory Stock Option is transferred, no further transfer may be made of that portion of the Nonstatutory Stock Option.

          6.5 Effect of Termination of Service.

               (a) Option Exercisability. Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee in the grant of an Option and set forth in the Option Agreement, an Option shall be exercisable after a Participant’s termination of Service only during the applicable time period determined in accordance with this Section and thereafter shall terminate.

                    (i) Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option shall continue for the period of such Disability under the terms and conditions of the Option Agreement and may be exercised by the Participant at any time during the period of Disability but in any event no later than the date of expiration of the Option’s term as set forth in the Option Agreement evidencing such Option (the “Option Expiration Date”).

                    (ii) Death. If the Participant’s Service terminates because of the death or because of the Disability of the Participant and such termination is subsequently followed by the death of the Participant, (A) the exercisability and vesting of the Option and, in the case of an immediately exercisable Option, any Shares acquired upon exercise thereof shall be accelerated effective upon the Participant’s death, and (B) the Option, to the extent unexercised and exercisable on the date of the Participant’s death, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months after the date of the Participant’s death, but in any event no later than the Option Expiration Date.

                    (iii) Normal Retirement Age. If the Participant’s Service terminates at or after Normal Retirement Age of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

                    (iv) Termination After Layoff. If the Participant’s Service ceases as a result of “Layoff” (as defined below), then, subject to the Participant’s execution of a general release of claims satisfactory to the Company, (A) the exercisability and vesting of the Option and, in the case of an immediately exercisable Option, any shares acquired upon the exercise thereof shall be accelerated effective as of the date on which the Participant’s Service terminated by ten percent (10%) of the shares which would otherwise be unvested on such date, and (B) the Option, to the extent unexercised and exercisable on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of six (6) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. Notwithstanding the foregoing, if the Company’s auditors determine that the provisions or operation of the preceding sentence would cause the Company to incur a compensation expense and provided further that in the absence of the preceding sentence no such compensation expense would be incurred, then the preceding sentence shall be without force or effect, and the vesting and exercisability of each outstanding Option and any shares acquired upon the exercise thereof shall be determined under any other applicable provision of the Plan or the Option Agreement evidencing such Option.

                    (v) Termination Upon Transfer to Non-Control Affiliate. If at the request of the Company, Participant transfers Service to a Non-Control Affiliate and the Participant’s Service ceases as a result, then, subject to the Participant’s execution of a general release of claims form reasonably satisfactory to the Company, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

                    (vi) Termination After Change in Control. If the Participant’s Service ceases as a result of Termination After Change in Control (as defined below), then (A) the exercisability and vesting of the Option and, in the case of an immediately exercisable Option, any shares acquired upon the exercise thereof shall be accelerated effective as of the date on which the Participant’s Service terminated, and (B) the Option, to the extent unexercised and exercisable on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of six (6) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

                    (vii) Other Termination of Service. Except as otherwise provided in Section 6.5(a)(i) through (vi), if the Participant’s Service with the Participating Company Group terminates for any reason, then to the extent unexercised and exercisable by the Participant on the date on which the Participant’s Service terminates, the Option may be exercised by the Participant at any time prior to the expiration of thirty (30) days after the date on which the Participant’s Service terminates, but in any event no later than the Option Expiration Date.

               (b) Extension if Exercise Prevented by Law. Notwithstanding the foregoing, other than termination for Cause, if the exercise of an Option within the applicable time periods set forth in Section 6.5(a) is prevented by the provisions of Section 10 below, the Option shall remain exercisable until three (3) months after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

               (c) Extension if Participant Subject to Section 16(b). Notwithstanding the foregoing, other than termination for Cause, if a sale within the applicable time periods set forth in Section 6.5(a) of shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant’s termination of Service, or (iii) the Option Expiration Date.

               (d) Certain Definitions.

                    (i) “Cause” shall mean any of the following: (1) the Participant’s theft, dishonesty, or falsification of any Participating Company documents or records; (2) the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information; (3) any action by the Participant which has a detrimental effect on a Participating Company’s reputation or business; (4) the Participant’s failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (5) any material breach by the Participant of any employment or service agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement; (6) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Participant’s ability to perform his or her duties with a Participating Company; or (7) violation of a material Company policy.

                    (ii) “Good Reason” shall mean any one or more of the following:

                         (1) without the Participant’s express written consent, the assignment to the Participant of any duties, or any limitation of the Participant’s responsibilities, substantially inconsistent with the Participant’s positions, duties, responsibilities and status with the Participating Company Group immediately prior to the date of the Change in Control;

                         (2) without the Participant’s express written consent, the relocation of the principal place of the Participant’s employment or service to a location that is more than fifty (50) miles from the Participant’s principal place of employment or service immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding of the Participant than such travel requirements existing immediately prior to the date of the Change in Control;

                         (3) any failure by the Participating Company Group to pay, or any material reduction by the Participating Company Group of, (A) the Participant’s base salary in effect immediately prior to the date of the Change in Control (unless reductions comparable in amount and duration are concurrently made for all other employees of the Participating Company Group with responsibilities, organizational level and title comparable to the Participant’s), or (B) the Participant’s bonus compensation, if any, in effect immediately prior to the date of the Change in Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by the Participant);

                         (4) any failure by the Participating Company Group to (A) continue to provide the Participant with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee or service provider group which customarily includes a person holding the employment or service provider position or a comparable position with the Participating Company Group then held by the Participant, in any benefit or compensation plans and programs, including, but not limited to, the Participating Company Group’s life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which the Participant was participating immediately prior to the date of the Change in Control, or their equivalent, or (B) provide the Participant with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment or service provider position or a comparable position with the Participating Company Group then held by the Participant;

                         (5) any breach by the Participating Company Group of any material agreement between the Participant and a Participating Company concerning Participant’s employment; or

                         (6) any failure by the Company to obtain the assumption of any material agreement between Participant and the Company concerning Participant’s employment by a successor or assign of the Company.

                     (iii) “Layoff” shall mean the involuntary termination of the Participant’s Service for reasons other than Cause, constructive termination, death, or Disability.

                    (iv) “Termination After Change in Control” shall mean either of the following events occurring within twenty-four (24) months after a Change in Control:

                       (1) termination by the Participating Company Group of the Participant’s Service with the Participating Company Group for any reason other than for Cause; or

                       (2) the Participant’s resignation for Good Reason from all capacities in which the Participant is then rendering Service to the Participating Company Group within a reasonable period of time following the event constituting Good Reason.

Notwithstanding any provision herein to the contrary, Termination After Change in Control shall not include any termination of the Participant’s Service with the Participating Company Group which (1) is for Cause; (2) is a result of the Participant’s death or Disability; (3) is a result of the Participant’s voluntary termination of Service other than for Good Reason; or (4) occurs prior to the effectiveness of a Change in Control.

     7.     STANDARD FORMS OF AGREEMENTS.

          7.1 Option Agreement. Unless otherwise provided by the Committee at the time the Option is granted, an Option shall comply with and be subject to the terms and conditions set forth in the form of Option Agreement approved by the Board concurrently with its adoption of the Plan and as the Committee may have amended from time to time.

          7.2 Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any standard form of agreement described in this Section either in connection with the grant or amendment of an individual Option or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of agreement are not inconsistent with the terms of the Plan.

     8.     CHANGE IN CONTROL. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of any Participant, either assume the Company’s rights and obligations under outstanding Options or substitute for outstanding Options substantially equivalent options for the Acquiring Corporation’s stock. In the event the Acquiring Corporation elects not to assume or substitute for outstanding Options in connection with a Change in Control, the exercisability and vesting of each such outstanding Option and any shares acquired upon the exercise thereof held by Participants whose Service has not terminated prior to such date shall be accelerated, effective as of the date ten (10) days prior to the date of the Change in Control. The exercise or vesting of any Option and any shares acquired upon the exercise thereof that was permissible solely by reason of this Section and the provisions of such Option Agreement shall be conditioned upon the consummation of the Change in Control. Any Options which are neither assumed or substituted for by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control. Notwithstanding the foregoing, shares acquired upon exercise of an Option prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of the Option Agreement evidencing such Option except as otherwise provided in such Option Agreement. Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to the outstanding Options immediately prior to an Ownership Change Event described in Section 2.1(u)(i) constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding Options shall not terminate unless the Committee otherwise provides in its discretion.

     9.     TAX WITHHOLDING.

               9.1 Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through cash payment or otherwise, including by means of a Cashless Exercise of an Option, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to an Option or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock or to release shares of Stock from an escrow established pursuant to an Option Agreement until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

               9.2 Withholding in Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise of an Option, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Participating Company Group. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

     10.     COMPLIANCE WITH SECURITIES LAW.

               The grant of Options and the issuance of shares of Stock upon exercise of Options shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities. Options may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Option may be exercised unless (A) a registration statement under the Securities Act shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (B) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of any Option, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

     11.     TERMINATION OR AMENDMENT OF PLAN.

               The Committee may terminate or amend the Plan at any time. However, subject to changes in applicable law, regulations or rules that would permit otherwise, without the approval of the Company’s stockholders, there shall be (A) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (B) no change in the class of persons eligible to receive Incentive Stock Options, and (C) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. No termination or amendment of the Plan shall affect any then outstanding Option unless expressly provided by the Committee. In any event, no termination or amendment of the Plan may adversely affect any then outstanding Option without the consent of the Participant, unless such termination or amendment is required to enable an Option designated as an Incentive Stock Option to qualify as an Incentive Stock Option or is necessary to comply with any applicable law, regulation or rule.

     12.     MISCELLANEOUS PROVISIONS.

               12.1 Repurchase Rights. Shares issued under the Plan may be subject to a right of first refusal, one or more repurchase options, or other conditions and restrictions as determined by the Committee in its sole and absolute discretion at the time the Option is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

               12.2 Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

ADDENDUM TO THE
QUALCOMM INCORPORATED
2001 STOCK OPTION PLAN
WITH PROVISIONS APPLICABLE TO PERSONS
SUBJECT TO THE LAWS OF THE REPUBLIC OF FRANCE

     Pursuant to its authority to administer and amend the Plan, the Committee has adopted the following provisions so that an Option granted to Employees who are subject to the laws of the Republic of France will provide the maximum benefits under the provisions of French law (the “French Option”), and to provide incentives for such Employee to exert maximum efforts for the success of the Participating Company Group. QUALCOMM Incorporated (for purposes of this Addendum the “Parent Company”) intends that French Options granted pursuant to these provisions shall qualify for the favorable treatment applicable to stock options that comply with Sections L 225-177 to L 225-186 of the French commercial code (Sections L 208-1 to L 208-8-2 of the Law n° 66-537 of July 24, 1966) (hereafter the “French Law”). The terms of the Plan, as adopted and subsequently amended by the Board and the Committee, and as modified by the following provisions, constitute QUALCOMM Incorporated’s Stock Option Plan for Employees subject to the laws of the Republic of France (“the French Plan”). Under the French Plan, such Employees will be granted only French Options. In no case will such Employees be granted substitute awards. Except as set forth below, the terms of the Option Agreement for a French Option shall otherwise comply with the other terms of the Plan.

     1.     ELIGIBILITY FOR FRENCH OPTION.

          1.1 Notwithstanding any other provision of the Plan, French Options may only be granted to the following individuals:

               (a) having an employment contract, as of the date of grant of a French Option, with a French Subsidiary Corporation or with a “French Group Company” (as defined below);

               (b) and/or to the non-employee Directors having a management function (i.e., such as the “président-directeur général”, the “directeur-général”, the “members of the “directoire”) of the French Subsidiary Corporation upon the date of grant (or a French Group Company as defined below).

          1.2 A French Group Company is any company having any of the following relationships with the Parent Company:

               (a) at least 10% of the French Subsidiary Corporation capital is held, directly or indirectly, by the Parent Company, or

               (b) the French Subsidiary Corporation directly or indirectly holds at least 10% of the Parent Company’s capital, or

               (c) at least 50% of the French Subsidiary Corporation’s capital is held, directly or indirectly by a company which holds, directly or indirectly, at least 50% of the Parent Company’s capital.

          1.3 No person shall be eligible for the grant of a French Option if, at the time of grant, such person owns (or is deemed to own pursuant to the applicable laws of France) stocks corresponding to more than ten percent (10%) of either (i) the total combined voting power of all classes of stock of the Parent Company or of any of its Affiliates, or (ii) the Parent Company’s capital shares (as defined under French law).

     2.     ADMINISTRATION.

          2.1 The French Plan, including the determination of the time to grant a French Option, shall be administered in accordance with Section 3 of the Plan.

          2.2 Except as otherwise provided in the French Plan, terms used in the French Plan shall have the same meanings as set forth under Section 2 of the Plan.

          2.3 Throughout the term of the Plan, no French Option shall be granted, if by making such grant, the aggregate number of shares subject to outstanding French Options could at any time exceed one-third of the aggregate number of all shares of all classes of stock of the Parent Company authorized for issuance.

     3.     FRENCH OPTION PROVISIONS.

          3.1 Price. The exercise price of a French Option shall be no less than the higher of: (a) ninety-five percent (95%) of the average closing sales price for such Stock as quoted on such exchange or market for the twenty (20) market trading days immediately preceding the day of grant, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or (b) one hundred percent (100%) of the Fair Market Value of the Stock.

          3.2 Transferability. The terms of a French Option shall provide that during the lifetime of the Optionee, the French Option may be exercised only by the Optionee. The terms of a French Option shall not permit transfer of the French Option, except on death and then only to the extent permitted by French law. In the event of the death of the Optionee during the Optionee’s continuous Service as an Employee or a non-employee Director as defined under Section 1.a), such French Option may be transferred to the extent permitted by French law. A French Option so transferred may be exercised (to the extent the Optionee was entitled to exercise such French Option as of the date of death) by the transferee only within the period ending on the earlier of (i) the date six (6) months following the date of death, or (ii) the expiration of the term of such French Option as set forth in the Option Agreement.

          3.3 Vesting. A French Option shall vest (become exercisable) as provided in the Option Agreement, subject to the condition that on the vesting date, the Optionee is a salaried employee of the Parent Company or its Affiliate, except such condition shall not apply in the event of the Optionee’s Disability or Death. The Option Agreement for a French Option may, but need not, include a provision whereby the Optionee may elect, at any time while an

Employee, to exercise the French Option as to any part or all of the shares subject to such French Option prior to the full vesting of such French Option. Any unvested shares so purchased shall be subject to a repurchase right in favor of the Parent Company until such shares have vested and may be subject to any other restriction the Committee determines to be appropriate (e.g., a prohibition on the sale of such unvested shares without the prior written consent of the Parent Company).

          3.4 Death. In the event of the death of an Optionee, the Option Agreement for a French Option shall provide that such Optionee’s heirs may only exercise the French Option within a period of time not to exceed six (6) months following such Optionee’s death (and in no event after the date on which the French Option would otherwise terminate). If, after the Optionee’s death, the French Option is not exercised within the time specified in the Option Agreement, the French Option shall terminate, and the shares covered by such French Option shall revert to and again become available for issuance pursuant to Options (whether or not a French Option) granted under the Plan.

          3.5 Recording. The shares acquired upon exercise of a French Option will be recorded in an account in the name of the Optionee.

     4.     ADJUSTMENTS UPON CHANGES IN STOCK.

     Any adjustment pursuant to Section 4.2 of the Plan, of stock subject to a French Option, shall be made (a) in accordance with the applicable law of the state in which the Parent Company is incorporated at the time the adjustment is made, and (b) in accordance with any applicable rules of the stock exchange (including for this purpose the Nasdaq National Market System) which the Parent Company uses to determine Fair Market Value; provided however, that such adjustments are made in compliance with French law, i.e. in the case of restructuring transactions by the Parent Company:

                   (a) an increase, by cash contribution of the capital increase in cash reserved to its existing shareholders,

                   (b) an issuance of convertible or exchangeable bonds reserved to the Parent Company’s existing shareholders,

                   (c) a capitalization of premiums or earnings followed by a free distribution of shares,

                   (d) a distribution of retained earnings either in cash or in shares,

                   (e) a reduction of corporate capital by set off against losses completed by the reduction of the number of shares.

     5.     INTERPRETATION.

     It is intended that options granted under the French Plan shall qualify for the favorable tax and social security treatment applicable to stock options granted under French law (as defined above) and in accordance with the relevant provisions set forth by French tax law and the French tax administration. The terms of the French Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws, as well as the French tax and social security regulations.

     6.     GOVERNING LAW.

     Except as required by French corporate, tax and social security laws and regulations, the Plan shall be governed and construed in accordance with the laws of the State of California and the United States of America.

     7.     ADOPTION.

     The French Plan was adopted by a meeting of the Committee duly appointed by the Board, held on February 27, 2001.

PROXY	QUALCOMM INCORPORATED	PROXY

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 2, 2004

     The undersigned hereby appoints Irwin Mark Jacobs, Anthony S. Thornley and Steven R. Altman, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of QUALCOMM Incorporated (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Copley Symphony Hall, 750 B Street, San Diego, CA 92101, on Tuesday, March 2, 2004 at 9:30 a.m. local time and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, my (our) shares will be voted in accordance with the recommendation of the Board Of Directors.

     YOUR VOTE IS IMPORTANT. If you will not be voting by telephone or the internet, you are urged to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage prepaid if mailed in the United States.

(Continued and to be signed on reverse side.)

VOTE BY INTERNET - www.proxyvote.com
Have the proxy card ready when you access the simple instructions that appear on your computer screen.
QUALCOMM INCORPORATED 5775 MOREHOUSE DRIVE, L729M SAN DIEGO, CA 92121
VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone! Have this card ready when you call and follow the simple recorded instructions the vote voice provides to you.

VOTE BY MAIL
Mark, sign, and date this proxy card and return it in the postage-paid envelope we have provided.

The Internet and Telephone voting facilities will close at 11:59 p.m. Eastern Standard Time on March 1, 2004.

IF YOU HAVE VOTED OVER THE INTERNET OR BY TELEPHONE, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY.

THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

QUALCOMM	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QUALCOMM INCORPORATED

THE BOARD OF DIRECTORS RECOMMENDS A
VOTE “FOR” PROPOSALS 1-3:

To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write the nominee’s name on the line below.
					For All		Withhold All	Exceptions

					☐		☐	☐

1.	To elect four Class I Directors whether by cumulative voting or otherwise, to hold office until the 2007 Annual Meeting of Stockholders.

01) Adelia A. Coffman 02) Raymond V. Dittamore 03) Irwin Mark Jacobs 04) Richard Sulpizio
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4:

									For	Against	Abstain
		For	Against	Abstain
2.	To approve an amendment to the Company’s 2001 Stock Option Plan to increase the aggregate number of shares of common stock authorized for issuance under such plan.	☐	☐	☐		4.	Bernard Lubran - To eliminate the classified board.		☐	☐	☐

3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the Company’s fiscal year ending September 26, 2004.	☐	☐	☐
Please sign below, exactly as name or names appear on this proxy. If the stock is registered in the names of two or more persons, each should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.

Signature			Date				Signature (Joint Owners)				Date